Exhibit 10.16

                                                                  EXECUTION COPY

                        U.S. COMMERCIALIZATION AGREEMENT

                                     between

                               GENTA INCORPORATED

                                       and

                          AVENTIS PHARMACEUTICALS INC.

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                                TABLE OF CONTENTS

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1.       DEFINITIONS...........................................................1

2.       GRANT OF RIGHTS; NON-COMPETE..........................................9

3.       GOVERNANCE...........................................................11

4.       DEVELOPMENT PROGRAM..................................................17

5.       REGULATORY MATTERS...................................................20

6.       ADDITIONAL DEVELOPMENT FUNDING.......................................25

7.       U.S. COMMERCIALIZATION AND PROMOTION.................................27

8.       DILIGENCE............................................................30

9.       PRODUCT SUPPLY AND DISTRIBUTION......................................30

10.      FEES & REVENUE SHARING...............................................31

11.      PAYMENTS; REPORTING; BOOKS AND RECORDS...............................32

12.      CONFIDENTIALITY......................................................34

13.      INTELLECTUAL PROPERTY................................................35

14.      TRADEMARKS AND COPYRIGHTS............................................40

15.      TERM AND TERMINATION.................................................45

16.      RIGHTS AND DUTIES UPON TERMINATION...................................46

17.      WARRANTIES AND REPRESENTATIONS, INDEMNIFICATION AND INSURANCE........49

18.      GENERAL PROVISIONS...................................................56


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                        U.S. COMMERCIALIZATION AGREEMENT

      THIS U.S. COMMERCIALIZATION AGREEMENT (hereinafter, this "AGREEMENT"), made as of the 26th day of April, 2002 (the "Effective Date"), between GENTA INCORPORATED, a Delaware corporation having a principal place of business at 2 Connell Drive, Berkeley Heights, NJ 07922 ("GENTA") and AVENTIS PHARMACEUTICALS INC., a Delaware corporation having a place of business at 200 Crossing Boulevard, Bridgewater, New Jersey 08807-0890 ("AVENTIS") (each referred to herein as a "Party" or, collectively, the "Parties").

                                    RECITALS

      A. GENTA has developed an antisense compound known as G3139 (also known as oblimerosen sodium) that downregulates the production of Bc1-2 and potentially other targets.

      B. AVENTIS and GENTA desire, among other things, to provide for (a) the development of products containing or comprising such compound for regulatory approval in the United States, (b) the commercialization of such products in the United States, (c) AVENTIS' development of products containing or comprising such compound for regulatory approval outside of the United States, and (d) the supply of such products on a global basis, all on the terms and conditions set forth below.

      C. Contemporaneously with this AGREEMENT, GARLISTON LIMITED ("AVENTIS IRELAND") and GENTA have entered into an Ex-U.S. Commercialization Agreement (the "Ex-U.S. Commercialization Agreement") under which AVENTIS IRELAND will commercialize such products outside of the United States, and AVENTIS, AVENTIS IRELAND and GENTA have entered into a Global Supply Agreement (the "Global Supply Agreement") under which GENTA will supply AVENTIS and AVENTIS IRELAND with such products on a global basis.

                                    AGREEMENT

1. DEFINITIONS.

      1.1. "AFFILIATE" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this paragraph, "control" shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The


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Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management policies of such entity. A "CONTROLLED AFFILIATE" shall mean an entity that is under the control (as such term is used above) of a Party to this Agreement.

      1.2. "ANNUAL NET SALES" shall mean the total NET SALES of PRODUCT for a particular CALENDAR YEAR.

      1.3. "ANNUAL US NET SALES" shall mean the total US NET SALES of PRODUCT for a particular CALENDAR YEAR.

      1.4. (*)

      1.5. "AVENTIS HOUSEMARK(S)" shall mean the trade/service mark(s), logos, trade dress, trade names or other symbols or designations exclusively identified with AVENTIS or an AFFILIATE of AVENTIS, as identified to GENTA in writing.

      1.6. "BCL-2" shall mean the species and sequence of the messenger RNA
(mRNA) or the pre-message thereof, encoded by the Bcl lymphoma-2 (Bcl-2) gene, that generates a Bcl-2 protein, and any and all isoforms thereof.

      1.7. "CALENDAR QUARTER" shall mean each three (3) month period of this AGREEMENT ending on March 31, June 30, September 30 and December 31, except that the first CALENDAR QUARTER shall be the period from the Effective Date until the immediately following March 31, June 30, September 30 or December 31, as applicable, and the last CALENDAR QUARTER shall end upon the expiration or termination of this AGREEMENT.

      1.8. "CALENDAR YEAR" shall mean each twelve (12) month period of this AGREEMENT ending on December 31, except that the first CALENDAR YEAR shall be the period from the Effective Date until the immediately following December 31, and the last CALENDAR YEAR shall end upon the expiration or termination of this AGREEMENT.

      1.9. "CHANGE OF CONTROL" shall mean (a) a merger or consolidation of GENTA and a SIGNIFICANT PHARMACEUTICAL ENTERPRISE which results in the voting securities of GENTA outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) a SIGNIFICANT

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      (*) Represents language that is redacted and subject to Confidential
Treatment.


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PHARMACEUTICAL ENTERPRISE, together with its AFFILIATES, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of GENTA, or (c) the sale or other transfer of all or substantially all of GENTA's assets which relate to this AGREEMENT to a SIGNIFICANT PHARMACEUTICAL ENTERPRISE.

      1.10. "CLAIMS" shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

      1.11. "CLL" shall mean chronic lymphocytic leukemia.

      1.12. "COMMERCIALLY REASONABLE EFFORTS" shall mean, with respect to a Party, the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by such Party, consistent with generally-accepted industry standards, with regard to the diligent development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life. The term "COMMERCIALLY REASONABLE" shall have a corresponding meaning.

      1.13. "COMPOUND" shall mean (i) G3139; and (ii) any OTHER COMPOUND that the Alliance Management Committee selects for co-development and commercialization under this AGREEMENT pursuant to Sections 3.1.5 or 4.4.3 below.

      1.14. "CPI" shall mean the U.S. Department of Labor's Consumer Price Index for All Urban Consumers (CPI-U).

      1.15. "DATA" shall mean any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and/or all other documentation submitted, or required to be submitted, to REGULATORY AUTHORITIES in association with an IND (or other similar foreign filing) or MAA for PRODUCT (including without limitation any Drug Master Files
(DMFs), Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

      1.16. "DEVELOPMENT COSTS" shall mean the sum of each of the following incurred after the Effective Date by or on behalf of a Party in fulfilling its responsibilities under the DEVELOPMENT PLAN as authorized by the Development Team and approved by the Alliance Management Committee as set forth herein, to the extent authorized under the applicable DEVELOPMENT PLAN:

            1.16.1. all payments made to THIRD PARTIES that are directly related to the fulfillment of such responsibilities;


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            1.16.2. the out-of-pocket costs of obtaining COMPOUND or PRODUCT for use in fulfilling such responsibilities;

            1.16.3. the out-of-pocket costs of obtaining any other compound or product for use in fulfilling such responsibilities; provided, however, that if such compound or product is obtained from or through AVENTIS, it shall be at AVENTIS' standard cost for such compound or product;

            1.16.4. all internal costs of scientific or technical personnel that are directly related to the fulfillment of such responsibilities, calculated by multiplying the number of FTEs utilized for such purpose by the DEVELOPMENT FTE RATE (which costs shall be tracked in reasonable detail by each Party); provided, however, that costs associated with representation on, and participation in, any committee or project team under this AGREEMENT are excluded from the DEVELOPMENT COSTS; and

            1.16.5. any other costs expressly provided for in the DEVELOPMENT PLAN.

      1.17. "DEVELOPMENT FTE RATE" shall mean (*) per year per FTE for CALENDAR YEAR 2002, said amount to be adjusted as of January 1, 2003 and annually thereafter by the percentage increase or decrease, if any, in the CPI since the Effective Date or the last adjustment hereunder, whichever is later.

      1.18. "DEVELOPMENT PLAN" shall mean the then-current plan and budget for the research and development of COMPOUND and/or PRODUCT, as such plan and budget is established and revised in accordance with Section 4.1 below. For avoidance of doubt, the DEVELOPMENT PLAN shall include, but not be limited to, the following activities: (a) preclinical and clinical studies, the results of which are intended for use in obtaining NDA APPROVALS for PRODUCT; (b) development and documentation of data, methods, processes and procedures for the manufacture and/or preparation of PRODUCT (including without limitation formulations, production, sourcing of materials, and development of regulatory methods and controls); and (c) the preparation and filing of NDAs and all associated regulatory activities for the United States. Notwithstanding the foregoing, the DEVELOPMENT PLAN shall not include any research and development activities directed solely towards obtaining MAA APPROVALS outside the United States.

      1.19. "FDA" shall mean the United States Food and Drug Administration and any successor thereto.

      1.20. "FIELD" shall mean all human therapeutic uses.

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      (*) Represents language that is redacted and subject to Confidential
Treatment.


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      1.21. "FIRST COMMERCIAL SALE" shall mean the first bona fide commercial sale of PRODUCT (after FDA approval) to a THIRD PARTY in the United States by or under authority of AVENTIS, its AFFILIATES or MARKETING DISTRIBUTORS.

      1.22. "FIRST-LINE TREATMENT" shall mean (*).

      1.23. FTE" shall mean a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be 1,760 hours per year. In no event does an FTE include a subcontractor.

      1.24. "G3139" shall mean that certain all-phosphorothioate oligonucleotide consisting of 18 modified nucleic acid bases with the sequence and chemical structure set forth in Exhibit 1.24, which is also known as oblimerosen sodium.

      1.25. "GENTA G3139 PATENT RIGHTS" shall mean those PATENT RIGHTS listed in
Exhibit 1.25, (*).

      1.26. "GENTA HOUSEMARK(S)" shall mean the trade/service mark(s), logos, trade dress, trade names or other symbols or designations exclusively identified with GENTA or an AFFILIATE of GENTA, as identified to AVENTIS in writing.

      1.27. "GENTA PATENT RIGHTS" shall mean the GENTA G3139 PATENT RIGHTS and any and all other PATENT RIGHTS owned or controlled by GENTA, or any of its CONTROLLED AFFILIATES (or, to the extent permissible, (*)) as of the Effective Date or at any time thereafter during the term of this AGREEMENT, to the extent that such other PATENT RIGHTS are reasonably necessary to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT or, for the purposes of
Section 2.3 only, any OTHER COMPOUND or OTHER PRODUCT as well.

      1.28. "GENTA SALES REP FTE RATE" shall mean (*) per FTE for CALENDAR YEAR 2002, said amount to be adjusted as of January 1, 2003 and annually thereafter by the percentage increase or decrease, if any, in the CPI since the Effective Date or the last adjustment hereunder, whichever is later.

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      (*) Represents language that is redacted and subject to Confidential
Treatment.


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      1.29. "GENTA TECHNOLOGY" shall mean any and all TECHNOLOGY owned or controlled by GENTA, or any of its CONTROLLED AFFILIATES (or, to the extent permissible, (*)), as of the Effective Date or at any time thereafter during the term of this AGREEMENT, to the extent that such TECHNOLOGY is reasonably necessary to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT or, for the purposes of Section 2.3 only, any OTHER COMPOUND or OTHER PRODUCT as well.

      1.30. "GENTA THIRD PARTY AGREEMENTS" shall mean: (*)

      1.31. "IND" shall mean an Investigational New Drug application, as defined in 21 C.F.R. Section 312.3, obtained for purposes of conducting clinical trials in accordance with the requirements of the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including all supplements and amendments thereto.

      1.32. "LOSSES" shall mean any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise required to be paid to THIRD PARTIES with respect to any CLAIM by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this AGREEMENT, together with all documented out-of-pocket costs and expenses paid to THIRD PARTIES and incurred in connection with defending against or settling such CLAIM (including, without limitation, reasonable fees of attorneys, accountants and other experts).

      1.33. "MAA" or "Marketing Approval Application" shall mean a marketing authorization application (including or comparable to an NDA), including all supporting documentation and data submitted for such application to be accepted for review or approval, filed with the requisite REGULATORY AUTHORITY of any country of the TERRITORY, and requesting approval for commercialization of PRODUCT for a particular indication in such country.

      1.34. "MAA APPROVAL" shall mean, with respect to a particular country in the TERRITORY, approval by the applicable REGULATORY AUTHORITIES in such country of an MAA filed in such country, permitting PRODUCT to be marketed in that country for the indication(s) for which approval is sought, including, if applicable, approval of pricing or reimbursement.

      1.35. "MAJOR COUNTRY" shall mean (*).

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      (*) Represents language that is redacted and subject to Confidential
Treatment.


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      1.36. "MAJOR EUROPEAN COUNTRY" shall mean: (*).

      1.37. "MAJOR INDICATION" shall mean (*):

            a) (*),

            b) (*).

      1.38. "MARKETING DISTRIBUTOR" shall mean a THIRD PARTY to whom AVENTIS or its AFFILIATE has granted a right to distribute, market, sell and/ or promote PRODUCT.

      1.39. "NDA" shall mean a new drug application, to permit commercial marketing of a product in the United States, pursuant to section 505 of the United States Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as amended from time to time, as submitted to the FDA, including all amendments, supplements and successor applications, and shall also mean any biological license application (BLA), to permit commercial marketing pursuant to the United States Public Health Service Act.

      1.40. "NDA APPROVAL" shall mean approval by the FDA of an NDA.

      1.41. "NET SALES" shall mean the gross invoiced sales of PRODUCT by AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS to THIRD PARTIES, after deducting: (a) trade, cash and/or quantity discounts not already reflected in the amount invoiced; (b) excise, sales and other consumption taxes and custom duties to the extent included in the invoice price; (c) freight, insurance and other transportation charges to the extent included in the invoice price; (d) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, retroactive price reductions, refunds or billing errors, and (e) compulsory payments and rebates directly related to the sale of PRODUCT, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or governmental regulations. Sales between AVENTIS and its AFFILIATES and their MARKETING DISTRIBUTORS for resale shall be excluded from the computation of NET SALES, provided that the subsequent resale is included within NET SALES. If PRODUCT is sold, transferred or otherwise disposed of for consideration other than exclusively cash or other than at arm's length, then the NET SALES from such sale, transfer or other disposition shall be the arm's length fair market value thereof.

      1.42. (*)

      1.43. "OTHER COMPOUND" shall mean (*).

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      (*) Represents language that is redacted and subject to Confidential
Treatment.


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      1.44. "OTHER PRODUCT" shall mean any pharmaceutical composition containing
OTHER COMPOUND (i.e., OTHER COMPOUND alone or as incorporated into any formulation or delivery system) other than the PRODUCT.

      1.45. "PATENT RIGHTS" shall mean any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, that may be sought throughout the world.

      1.46. "PRODUCT" shall mean any pharmaceutical composition containing COMPOUND (i.e., COMPOUND alone or as incorporated into any formulation or delivery system).

      1.47. "PRODUCT TRADEMARK" shall mean the trademark identified in Exhibit
1.47 attached hereto, or such other trademark, symbol, logo and/or trade dress as the U.S. Commercialization Team shall adopt for the PRODUCT in the United States.

      1.48. "REGULATORY AUTHORITY" shall mean the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization to test, manufacture, promote, market, distribute, use, store, import, transport or sell a product in the defined territory or political subdivisions, or with respect to the approval of pricing or reimbursement for such product.

      1.49. "ROW" shall mean the entire TERRITORY other than the United States.

      1.50. "SIGNIFICANT PHARMACEUTICAL ENTERPRISE" shall mean (a) a company (other than AVENTIS or its AFFILIATES) which, together with its AFFILIATES, had worldwide annual revenues from the sale of pharmaceutical products in excess of $5.0 billion during its most recently completed fiscal year and (b) any AFFILIATES of such company.

      1.51. "TECHNOLOGY" shall mean unpatented proprietary technical information including, but without prejudice to the generality of the foregoing, ideas, concepts, inventions, discoveries, assays, cell lines, enzymes and other biological materials, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, production and

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                                                                   (continued..)


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purification techniques and processes and assay protocols, screens, models, software, practices, methods, know-how and test data including pharmacological, toxicological and clinical test data and analytical and quality control data.

      1.52. "TERRITORY" shall mean all countries of the world.

      1.53. "THIRD PARTY(IES)" shall mean any party other than AVENTIS, GENTA and their AFFILIATES.

      1.54. "US NET SALES" shall mean NET SALES of PRODUCT in the United States.

      1.55. "VALID CLAIM" shall mean a claim (a) of any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any patent application which shall not have been cancelled, withdrawn, abandoned nor been pending for more than five (5) years from the earliest priority date claimed for such application.

2. GRANT OF RIGHTS; NON-COMPETE.

      2.1. Exclusive Grant to Commercialize. In consideration of the commitments and undertakings of AVENTIS under this AGREEMENT, GENTA hereby grants to AVENTIS an exclusive right and license to practice under the GENTA PATENT RIGHTS, and to use, reproduce, modify and otherwise exploit the GENTA TECHNOLOGY, in each case only to sell, offer for sale and import COMPOUND and PRODUCT into and throughout the United States for use in the FIELD. Such grant shall be exclusive even as to GENTA and its AFFILIATES; provided, however, that GENTA and its AFFILIATES shall retain such rights as are reasonably necessary for them to exercise their rights and perform their obligations as expressly set forth in this AGREEMENT, the Ex-U.S. Commercialization Agreement and the Global Supply Agreement. AVENTIS may exercise such license rights through its AFFILIATES and through its or their MARKETING DISTRIBUTORS who distribute other AVENTIS products; provided, however, AVENTIS and its AFFILIATES must obtain GENTA's prior written approval before exercising such rights through a MARKETING DISTRIBUTOR who is responsible for all or substantially all of the marketing and promotion of the PRODUCT within the United States, provided further, however, that no such approval is required if AVENTIS has a thirty percent (30%) or greater equity interest in such MARKETING DISTRIBUTOR. For clarification purposes, AVENTIS shall not be required to seek GENTA's prior written approval to use normal wholesale or specialty distribution channels.


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      2.2. Exclusive Grant to Manufacture. In consideration of the commitments and undertakings of AVENTIS under this AGREEMENT, GENTA hereby grants to AVENTIS an exclusive right and license to practice under the GENTA PATENT RIGHTS, and to use, reproduce, modify and otherwise exploit the GENTA TECHNOLOGY, in each case only to make and use COMPOUND and PRODUCT in the FIELD. Such grant shall be exclusive even as to GENTA and its AFFILIATES; provided, however, that GENTA and its AFFILIATES shall retain such rights as are reasonably necessary for them to exercise their rights and perform their obligations as expressly set forth in this AGREEMENT, the Ex-U.S. Commercialization Agreement and the Global Supply Agreement. AVENTIS may exercise such license rights through its AFFILIATES.

      2.3. Grant to Conduct Research and Development. In consideration of the commitments and undertakings of AVENTIS under this AGREEMENT, GENTA hereby grants to AVENTIS a co-exclusive right and license, along with GENTA and its AFFILIATES, to practice under the GENTA PATENT RIGHTS, and to use, reproduce, modify and otherwise exploit the GENTA TECHNOLOGY, in each case only to make (but not have made), use and import (but not sell or offer for sale) OTHER COMPOUNDS and OTHER PRODUCTS solely for research and development purposes. AVENTIS may exercise such license rights through its AFFILIATES.

      2.4. Conflict with Certain Existing Agreements.

            2.4.1. To the extent that GENTA is not authorized under one or more of the GENTA THIRD PARTY AGREEMENTS to grant AVENTIS any of the license rights set forth in Section 2.2 or Section 2.3 above, but GENTA would be authorized under the GENTA THIRD PARTY AGREEMENTS to grant such license rights to an entity owned equally by AVENTIS and GENTA, the grants under such sections shall not be effective; provided, however, that the Parties shall, upon AVENTIS' written request, promptly execute or cause to be executed such written agreements as are necessary to establish and grant said license rights to such entity on terms and conditions otherwise consistent with the provisions of this AGREEMENT, the Ex-U.S. Commercialization Agreement and the Global Supply Agreement, which terms and conditions shall not require the payment to GENTA of any additional fees or other amounts.

            2.4.2. Notwithstanding anything to the contrary in this AGREEMENT, the rights and licenses granted by GENTA to AVENTIS (and its AFFILIATES and MARKETING DISTRIBUTORS) hereunder, and under the Global Supply Agreement are subject to the terms, conditions and provisions of the GENTA THIRD PARTY AGREEMENTS applicable thereto, such that AVENTIS (and its AFFILIATES and MARKETING DISTRIBUTORS) shall be subject to any restrictions or limitations on the rights granted to GENTA under the GENTA THIRD PARTY AGREEMENTS and any other obligations set forth in writing in such GENTA THIRD PARTY AGREEMENTS expressly applicable to sublicensees or sub-sublicensees (other than payment obligations).


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            2.4.3. Nothing in this Section 2.4 shall limit either Party's rights or remedies on account of any breach by such Party of its representations, warranties, covenants or agreements under Section 17.1 or Section 17.2 below.

      2.5. Non-Compete.

            2.5.1. Manufacturing. Other than as expressly authorized under this AGREEMENT, the Ex-U.S. Commercialization Agreement and/or the Global Supply Agreement, neither GENTA, nor its AFFILIATES, shall make COMPOUND or PRODUCT for or on behalf of, or authorize or permit another to make COMPOUND or PRODUCT for or on behalf of, any person or entity other than AVENTIS and AVENTIS IRELAND during the term of this AGREEMENT.

            2.5.2. Development and Commercialization. (*).

      2.6. No Implied Licenses. All rights not granted herein are reserved. Nothing in this AGREEMENT shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein. Without limiting the foregoing, no licenses are granted by GENTA to AVENTIS other than with respect to COMPOUND, PRODUCT, OTHER COMPOUND and OTHER PRODUCT.

3. GOVERNANCE.

      3.1. The Alliance Management Committee. AVENTIS and GENTA shall establish an alliance management committee (the "Alliance Management Committee") promptly following the Effective Date. The Alliance Management Committee shall have as its overall purpose the oversight, review and coordination of the development of PRODUCT for registration in the United States, the commercialization of PRODUCT in the United States, and the supply of PRODUCT on a global basis, subject to the provisions of this Section 3.

            3.1.1. Membership. The Alliance Management Committee shall be comprised of representatives from each of AVENTIS and GENTA, selected by such Party. The exact number of representatives of each Party shall be as determined by such Party. GENTA and AVENTIS each may replace its Alliance Management Committee representatives at any time, subject to the foregoing, with prior written notice to the other Party.

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      (*) Represents language that is redacted and subject to Confidential
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            3.1.2. Alliance Management Committee Meetings. The Alliance
Management Committee shall meet at such times and places as are required by the Alliance Management Committee to perform its responsibilities as set forth herein, but in no event less than once each CALENDAR QUARTER.

            3.1.3. (*).

                  (a) (*)

                  (b) (*)

            3.1.4. Duties. The Alliance Management Committee shall:

                  (a) review and approve the DEVELOPMENT PLAN and changes thereto as submitted by the Development Team;

                  (b) review and approve the supply plan and changes thereto as submitted by the Supply Chain Team; and

                  (c) make those other specific decisions expressly designated to be made by the Alliance Management Committee under this AGREEMENT.

            3.1.5. Addition of Compounds. At any time after the Effective Date, either Party may make a written proposal to the Alliance Management Committee respecting the addition of any OTHER COMPOUND to the definition of COMPOUND set forth herein. Such proposal shall include, to the extent reasonably available,
(i) any data and other information in such Party's possession which may be relevant to the development, manufacture or commercialization of such OTHER COMPOUND, (ii) a reasonably detailed outline of the major research and development activities required to obtain MAA APPROVALS for products containing or comprising such OTHER COMPOUND, including a timeline for the performance of such activities, (iii) an estimated budget for the development costs associated with such activities, (iv) a summary of any intellectual property rights relevant to such OTHER COMPOUND, and (v) a market analysis of such OTHER COMPOUND, including market size, competitor analysis, etc. If the Alliance Management Committee elects to add such OTHER COMPOUND to the definition of COMPOUND, it shall issue a written statement to the Parties to such effect, whereupon such OTHER COMPOUND shall become a COMPOUND for purposes of this AGREEMENT. Thereupon, the Alliance Management Committee shall instruct the Development Team to revise the DEVELOPMENT PLAN to incorporate development activities associated with such OTHER COMPOUND.

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

      3.2. Joint Teams. To further the goals of this AGREEMENT, the Parties shall promptly draw upon the necessary personnel and experts from each Party to create certain joint teams ("Teams") as follows:

            3.2.1. The Development Team. The Development Team shall have as its overall purpose the development, implementation and management of development activities necessary to obtain NDA APPROVALS for PRODUCT.

                  (a) Membership. The Development Team shall be comprised of representatives from each of AVENTIS and GENTA, selected by such Party. The exact number of representatives of each Party shall be as determined by such Party. GENTA and AVENTIS may each replace its Development Team members at any time, subject to the foregoing, with prior written notice to the other Party.

                  (b) Development Team Meetings. The Development Team shall meet at such times and places as are required by the Development Team to perform its responsibilities as set forth herein, but in no event less than once each CALENDAR QUARTER.

                  (c) (*).

                  (d) Duties. The Development Team shall:

1. prepare and present a proposed DEVELOPMENT PLAN to the Alliance Management Committee for approval on an annual basis;

2. review the DEVELOPMENT PLAN as needed, but no less frequently than once each CALENDAR QUARTER;

3. propose and present revisions to the DEVELOPMENT PLAN to the Alliance Management Committee for approval as necessary; and

4.    subject to, and within the constraints of the then-current DEVELOPMENT
      PLAN:

      (A) oversee the implementation of the DEVELOPMENT PLAN, allocate responsibilities to each Party in connection with executing the DEVELOPMENT PLAN, and reviewing each Party's execution of its responsibilities under the DEVELOPMENT PLAN;

      (B) review the rate of spending on development activities against the budget for such activities in the DEVELOPMENT PLAN;

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

      (C) review and approve the filing of any INDs for PRODUCT and the submission of protocols for such INDs;

      (D) review and approve the filing of any NDAs for PRODUCT;

      (E) present the results of development efforts to the Alliance Management Committee as needed, but no less often than once each CALENDAR QUARTER;

      (F) formulate a life-cycle management strategy for PRODUCT in concert with the U.S. Commercialization Team, evaluate opportunities for new formulations, delivery systems and improvements with respect to PRODUCT in concert with the U.S. Commercialization Team and, where appropriate, recommend pursuit of such opportunities to the Alliance Management Committee.

      (G) perform such activities as are delegated to the Development Team in
Section 4 below; and

      (H) perform any such other duties delegated to the Development Team by the Alliance Management Committee.

            3.2.2. The U.S. Commercialization Team.

                  (a) U.S. Commercialization Team. The U.S. Commercialization Team shall have as its overall purpose the development and implementation of commercial activities for PRODUCT in the United States. The U.S. Commercialization Team shall be comprised of representatives from each of AVENTIS and GENTA, selected by such Party. The exact number of representatives of each Party shall be as determined by such Party. GENTA and AVENTIS may each replace its members at any time, subject to the foregoing, with prior written notice to the other Party.

                  (b) Meetings. The U.S. Commercialization Team shall meet at such times and places as are required by the U.S. Commercialization Team to perform its responsibilities as set forth herein, but in no event less than once each CALENDAR QUARTER.

                  (c) (*).

                  (d) Duties. The U.S. Commercialization Team shall:

      (A) develop and discuss strategies for the promotion and marketing of PRODUCT in the United States, including allocation of responsibility for marketing and commercialization activities;

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

      (B) decide whether to perform all clinical trials for the U.S. market that are not intended for use in obtaining NDA APPROVALS for PRODUCT, and to control all such clinical trials;

      (C) determine the launch dates for PRODUCT;

      (D) determine the price for PRODUCT and any and all ranges of discounts;

      (E) prepare short term and long term sales forecasts;

      (F) present sales forecasts and the results of all U.S. commercialization efforts to the Alliance Management Committee as needed, but no less often than once each CALENDAR QUARTER;

      (G) formulate a life-cycle management strategy for PRODUCT in concert with the Development Team, evaluate opportunities for new formulations, delivery systems and improvements with respect to PRODUCT in concert with the Development Team and, where appropriate, recommend pursuit of such opportunities to the Alliance Management Committee;

      (H) oversee all recalls, market withdrawals and any other corrective actions related to PRODUCT in the United States; and

      (I) perform such activities as are delegated to the U.S. Commercialization Team in Section 7 below.

            3.2.3. The Supply Chain Team.

                  (a) Supply Chain Team. The Supply Chain Team shall have as its overall purpose the management of supply of PRODUCT and COMPOUND to AVENTIS pursuant to the Global Supply Agreement. The Supply Chain Team shall be comprised of representatives from each of AVENTIS and GENTA, selected by such Party. The exact number of representatives of each Party shall be as determined by such Party. GENTA and AVENTIS may each replace its members at any time, subject to the foregoing, with prior written notice to the other Party.

                  (b) Meetings. The Supply Chain Team shall meet at such times and places as are required by the Supply Chain Team to perform its responsibilities as set forth herein, but in no event less than once each CALENDAR QUARTER.

                  (c) (*).

                  (d) Duties. The Supply Chain Team shall:

      (A) prepare a supply plan coordinating the entire supply chain to support all PRODUCT needs and prepare associated regulatory strategy and procedures;

      (B) propose and accept new product suppliers for COMPOUND and PRODUCT, subject to AVENTIS' right to assume certain manufacturing responsibilities, without consent of the Supply Chain Team, as set forth in the Global Supply Agreement;

      (C) oversee all manufacturing of COMPOUND and PRODUCT, and all packaging and labeling of PRODUCT;

      (D) identify and propose actions to prevent potential interruptions of COMPOUND or PRODUCT supply;

      (E) perform capacity analysis and oversee audits of any suppliers;

      (F) plan and oversee the quality control and assurance, implementation process improvements, cost reduction initiatives, logistics initiatives, and environmental, health and safety initiatives; and

      (G) perform any such other duties delegated to the Supply Chain Team by the Alliance Management Committee.

Notwithstanding anything to the contrary herein, all activities conducted by the Supply Chain Team shall be consistent with and subject to the provisions of the Global Supply Agreement.

      3.3. Scope of Governance. It is understood the Alliance Management Committee and the Teams shall abide by, and shall not have the authority to contravene or amend, any of the terms or conditions set forth in this AGREEMENT or any of the Parties' express rights hereunder.

4. DEVELOPMENT PROGRAM.

      4.1. The Development Plan.

            4.1.1. Establishment of the Development Plan. Within one hundred eighty (180) days following the Effective Date, the Development Team shall prepare and present to the Alliance Management Committee for its review and approval a proposed DEVELOPMENT PLAN for the remainder of the current CALENDAR YEAR and for the two (2) subsequent CALENDAR YEARS. Thereafter, on an annual

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

basis, consistent with each Party's normal timelines for the budget planning process but in no event later than November 1 of each year, the Development Team shall prepare and present to the Alliance Management Committee for its review and approval a proposed DEVELOPMENT PLAN for the next CALENDAR YEAR and for the two (2) subsequent CALENDAR YEARS. Each proposed DEVELOPMENT PLAN shall consist of (a) a reasonably detailed plan and budget for the first CALENDAR YEAR covered by such plan, and (b) a preliminary assessment of the development activities to be performed during the two (2) subsequent CALENDAR YEARS covered by such plan. Upon approval of the Alliance Management Committee in accordance with Section
3.1 above, the proposed DEVELOPMENT PLAN, with such changes as the Alliance Management Committee may establish, shall become the DEVELOPMENT PLAN for the relevant period. If such a plan and budget is not established by January 1 of a CALENDAR YEAR, then, until it is established, the Parties shall continue to fund (pursuant to Section 4.4) those ongoing trials that were started under a previously approved DEVELOPMENT PLAN in accordance with the terms thereof.

            4.1.2. Changes to the Development Plan. The Development Team shall review the DEVELOPMENT PLAN on an ongoing basis, and may propose revisions thereto to the Alliance Management Committee; provided, however, the DEVELOPMENT PLAN in effect for a year shall not be materially modified (which shall include any change to the budget for activities to be conducted under the DEVELOPMENT
PLAN) except as approved by the Alliance Management Committee.

            4.1.3. Preliminary Development Activities. Exhibit 4.1.3 attached hereto sets forth certain minimum activities that shall be included in the initial DEVELOPMENT PLAN.

            4.1.4. Payment of Certain Clinical Drug Supply. (*) agrees to pay for the cost of clinical drug supply of PRODUCT incurred after the Effective Date for those (*) trials and/or (*) studies listed on Exhibit 4.1.4.

      4.2. Activities. The Development Team shall be responsible for authorizing the initiation of all clinical trials under the DEVELOPMENT PLAN. Subject to receiving such authorization, each Party shall use COMMERCIALLY REASONABLE EFFORTS to perform those responsibilities allocated to such Party under the DEVELOPMENT PLAN with respect to such activity within the timeframes specified in the DEVELOPMENT PLAN for performance of such activity.

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

      4.3. Performance. Except as set forth in Section 4.5 or Section 7 below, neither Party shall have the right to perform any developmental activities with respect to COMPOUND or PRODUCT (including, without limitation, the initiation of any clinical trials intended for use in obtaining NDA APPROVALS for PRODUCT) except as: (i) specifically set forth in, and as specifically allocated to such Party in, the DEVELOPMENT PLAN, or (ii) specifically and unanimously agreed to by the Development Team or the Alliance Management Committee.

      4.4. Cost Allocation. Subject to the limitations set forth below, AVENTIS shall be responsible for seventy-five percent (75%) of the total DEVELOPMENT COSTS incurred by GENTA and AVENTIS in accordance with the DEVELOPMENT PLAN (the "AVENTIS Share"), and GENTA shall be responsible for the remaining twenty-five percent (25%) (the "GENTA Share"); each referred to herein as each Party's "Percentage Share." AVENTIS shall bear one hundred percent (100%) of all costs incurred by AVENTIS (or, if agreed upon by the Parties in the DEVELOPMENT PLAN, incurred by GENTA) in connection with any clinical trials or other development activities not intended for use in obtaining NDA APPROVALS for PRODUCT, to the extent such trials or activities are not included in the DEVELOPMENT PLAN.

            4.4.1. Balancing and Reconciling Payments. Within fifteen (15) days following the end of each CALENDAR QUARTER during the term of this AGREEMENT, each Party shall provide to the other a preliminary report reasonably detailing in summary fashion such Party's good faith estimate of the DEVELOPMENT COSTS incurred by such Party during such CALENDAR QUARTER. Within forty (40) days following the end of each CALENDAR QUARTER, each Party shall provide to the other a final report reasonably detailing in summary fashion the DEVELOPMENT COSTS incurred by such Party during such CALENDAR QUARTER, in a form reasonably agreed by the Parties, including a reasonably detailed accounting supporting the costs included in the DEVELOPMENT COSTS (a "Development Cost Summary"). Payment in order to reconcile each Party's responsibility for such costs shall be made in accordance with the provisions of Section 11.3 below.

            4.4.2. Excess Costs. No less often than once each CALENDAR QUARTER, the Development Team shall review the actual and expected DEVELOPMENT COSTS against the budget for such costs for the current CALENDAR YEAR. Should the Development Team determine, or should either Party otherwise have reason to believe (whereupon such Party shall provide the other Party with prompt written notice thereof), that the total DEVELOPMENT COSTS for the current CALENDAR YEAR are likely to exceed the DEVELOPMENT COSTS budgeted for such CALENDAR YEAR in the DEVELOPMENT PLAN then in effect, the Development Team shall promptly meet

(in person, via teleconference or in some other agreeable manner) to discuss the situation and, if appropriate, recommend to the Alliance Management Committee revisions to the DEVELOPMENT PLAN so that the expected DEVELOPMENT COSTS are no longer in excess of the budget for the DEVELOPMENT PLAN. If the Development Team cannot agree that authorization of the cost overrun is justified, it shall take steps to remedy the situation.

            4.4.3. (*):

                  (a) (*);

                  (b) (*);

                  (c) (*):

                  (i) (*)

                  (ii) (*)

      4.5. Ex-U.S. Development. AVENTIS shall be responsible for conducting and supporting all clinical trials and other development activities intended for use solely in obtaining MAA APPROVALS for PRODUCT outside of the United States. To the extent provided to its senior management committee (and within a reasonable time after such committee's receipt), AVENTIS shall give GENTA the opportunity to review and to make recommendations concerning such clinical trials and other development activities throughout the world reasonably in advance of commencing such trials and activities. In that regard, no less frequently than once each CALENDAR QUARTER, AVENTIS shall provide to the Alliance Management Committee a list of all centrally-coordinated clinical trials being conducted by AVENTIS that are not included in the DEVELOPMENT PLAN.

5. REGULATORY MATTERS.

      5.1. Regulatory Approvals.

            5.1.1. Development Team Participation. Each Party shall consult with and solicit the active participation of the Development Team before proceeding with any NDA filings, meetings and/or telephone conferences with the FDA that pertain to PRODUCT, and shall keep the Development Team fully apprised of and involved in all regulatory activities involving PRODUCT, including the status of such activities. The Development Team shall oversee the inclusion of all clinical and preclinical studies within NDAs for PRODUCT.

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

            5.1.2. United States. As between the Parties, GENTA (and/or its AFFILIATES or vendors) shall be responsible for filing, obtaining approval of and maintaining all INDs, Drug Master Files (DMFs), BLAs and NDAs, as well as all amendments and supplements thereto, for PRODUCT in the United States, and thereafter for holding and maintaining all NDA APPROVALS, other approvals and authorizations for PRODUCT (including, without limitation, for any labels, labeling, package inserts and packaging) and for any promotional materials relating to PRODUCT in the United States in its own name; provided, however, that GENTA shall not make any submissions (including, without limitation, any NDAs) to, or otherwise communicate or correspond with, the FDA with respect to PRODUCT or COMPOUND without the approval of the Development Team. GENTA shall be solely responsible for submitting all information and filing all reports to seek, obtain and maintain any NDA APPROVALS granted for PRODUCT, and shall comply with all requirements of the United States Federal Food, Drug and Cosmetic Act, and FDA's regulations thereunder, as related to PRODUCT, including, without limitation, reporting of adverse drug experiences. GENTA shall provide AVENTIS with reasonable advance written notice of any filings, submissions, meetings, telephone conferences and/or other discussions with the FDA, scheduled or unscheduled, that pertain to PRODUCT or COMPOUND, and, consistent with applicable laws, shall afford AVENTIS' representatives an opportunity to actively participate in the drafting and review of such filings and submissions, and to attend and actively participate in all such meetings, telephone conferences and/or discussions with the FDA, and shall provide AVENTIS with copies of all such filings and submissions and of any minutes of any such meetings, telephone conferences and/or discussions. In addition, GENTA shall provide AVENTIS with all information, data and materials reasonably necessary for AVENTIS to undertake such activities, said items to be provided to AVENTIS at least seven (7) days in advance of the date on which the applicable activity is expected to occur. To the extent feasible, GENTA shall adopt all reasonable suggestions and recommendations of AVENTIS concerning any filings or other submissions to the FDA. Any THIRD PARTY contractor utilized by GENTA to compile any regulatory documentation pertaining to PRODUCT shall be subject to AVENTIS' prior written approval, such approval not to be unreasonably withheld. GENTA shall promptly notify AVENTIS with respect to any material changes or material problems that may arise in connection with its MAA APPROVALS in the United States. For clarification purposes, the filing and maintenance fees associated with the above regulatory activities shall be deemed part of the DEVELOPMENT COSTS.

            5.1.3. International. As between the Parties, AVENTIS (and/or its AFFILIATES or vendors) shall be responsible for filing all MAAs for PRODUCT in countries of the ROW, and thereafter for holding and maintaining all MAA APPROVALS, other approvals and authorizations for PRODUCT (including, without limitation, for any labels, labeling, package inserts and packaging) and for any promotional materials relating to PRODUCT in countries of the ROW in its own name. AVENTIS shall be solely responsible for filing all reports required to be filed in order to maintain any MAA APPROVALS granted for PRODUCT in the ROW, including, without limitation, reporting of adverse drug experiences. AVENTIS shall promptly notify GENTA with respect to any material changes or material problems that may arise in connection with its MAA APPROVALS in such countries. AVENTIS shall also be responsible for obtaining any export approvals required to export PRODUCT to other countries of the TERRITORY.

            5.1.4. Conduct of Development Activities. In conducting any development activities with respect to COMPOUND or PRODUCT under the DEVELOPMENT PLAN, each Party shall:

                  (a) ensure that its employees, agents, clinical institutions and clinical investigators comply with all FDA statutory and regulatory requirements with respect to COMPOUND and PRODUCT, including, but not limited to: the Federal Food, Drug and Cosmetic Act, as amended (FFDCA); the Public Health Service Act (PHSA); regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), and Good Laboratory Practice provisions set forth in 21 C.F.R.
Section 50-56; IND requirements in 21 C.F.R. Section 312; the IND for COMPOUND or PRODUCT; the Investigational Plan; and any conditions imposed by a reviewing IRB or the FDA; and

                  (b) not utilize, in conducting studies on COMPOUND or PRODUCT, any persons or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335a).

            5.1.5. Sharing of Regulatory Filings. Each Party shall permit the other Party to access, and shall provide the other Party with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this AGREEMENT, the Ex-U.S. Commercialization Agreement and the Global Supply Agreement, all of its, its AFFILIATES' and their respective suppliers' DATA, regulatory filings and regulatory communications associated with any submissions for MAA APPROVALS or other approvals for COMPOUND and/or PRODUCT.

      5.2. Exchange of Data. Upon request of the Development Team, the Parties shall provide to the Development Team all DATA generated or obtained in the course of the performance of activities under the DEVELOPMENT PLAN in a prompt manner. Each Party shall bear its own costs associated with the transfer or exchange of DATA to the Development Team.

      5.3. Adverse Experiences. With respect to adverse drug experiences, as defined by 21 C.F.R. Section 314.80, and IND safety reports, as referenced in 21 C.F.R. Section 312.32, relating to PRODUCT, the Development Team shall establish operating procedures to report to the appropriate REGULATORY AUTHORITIES in the countries in which PRODUCT is being developed or commercialized, in accordance with the appropriate laws and regulations of the relevant countries and authorities. Such operating procedures shall include any measures necessary for each Party to fully comply with such laws and regulations as apply to such Party. The Parties will collaborate to agree to and implement, within ninety
(90) days following the Effective Date, a separate agreement concerning Pharmacovigilance responsibilities and case exchange.

      5.4. Regulatory Cooperation. Each Party shall inform the Development Team, within forty-eight (48) hours, of its receipt of any information that: (a) raises any material concern regarding the safety or efficacy, or manufacturing, of COMPOUND or PRODUCT; (b) raises any material concern regarding FDA's or any REGULATORY AUTHORITY's acceptance of any data or information submitted with respect to COMPOUND or PRODUCT, requests any additional data or information with respect to COMPOUND or PRODUCT, or suggests that requests for additional data or information may be forthcoming, or that NDA APPROVALS or MAA APPROVALS will not be issued; (c) indicates or suggests a potential material liability for either Party to a THIRD PARTY arising in connection with COMPOUND or PRODUCT; (d) concerns suspected or actual PRODUCT tampering or contamination or other material problems with respect to COMPOUND or PRODUCT, (e) is reasonably likely to lead to a recall or market withdrawal of PRODUCT; or (f) concerns any ongoing or potential FDA or other REGULATORY AUTHORITY investigation, inspection, detention, seizure or injunction involving COMPOUND or PRODUCT, including, without limitation, the receipt of any warning letter or untitled letter relating to COMPOUND or PRODUCT.

      5.5. Recalls and Other Corrective Actions.

            5.5.1. United States. The U.S. Commercialization Team shall make all final decisions with respect to any recall, market withdrawal or any other corrective action related to PRODUCT in the United States, and neither Party shall initiate any such action without the approval of the U.S. Commercialization Team; provided, however, that nothing herein shall prohibit GENTA, as the NDA APPROVAL holder, from initiating or conducting any recall or other corrective action mandated by the FDA or applicable U.S. law, although before taking any such mandated action, GENTA shall provide AVENTIS with a reasonable opportunity to review, comment on and consult with GENTA with respect thereto and shall consider in good faith any comments or suggestions of AVENTIS. Subject to the foregoing sentence, GENTA shall be responsible for conducting any recall, market withdrawals, or other corrective action related to PRODUCT in the United States, and GENTA shall undertake such actions in a manner designed to minimize any harm to the marketability of PRODUCT or the reputation of the Parties. AVENTIS shall have the right to participate, upon its request, in any statements relating to any such action to the extent feasible under the circumstances, and the Parties shall keep each other fully informed with respect to the status thereof. At a Party's request, the other shall provide reasonable assistance in conducting such recall, market withdrawal or other corrective action, including, without limitation, providing all pertinent records that the other Party may reasonably request to assist in effecting such action.

            5.5.2. Cost of Recalls or Other Corrective Actions. Except as expressly otherwise provided below in this Section 5.5, the Parties shall share equally all costs of a recall, market withdrawal or other corrective action with respect to PRODUCT in the United States, including the actual cost AVENTIS paid for the manufacture and supply of such PRODUCT or COMPOUND. Notwithstanding the foregoing, a Party shall bear any and all costs of a recall, market withdrawal or other corrective action with respect to PRODUCT in the United States, including the actual cost AVENTIS paid for the manufacture and supply of such PRODUCT or COMPOUND, to the extent such recall, market withdrawal or other corrective action is attributable predominantly to the fault of such Party and results from:

                  (a) in the case of GENTA, (i) a negligent or reckless act or omission or intentional misconduct on the part of GENTA or its AFFILIATES (other than (*)), including without limitation with respect to oversight of (*) or any contractor, and not from a negligent or reckless act or omission or intentional misconduct on the part of AVENTIS, its AFFILIATES or contractors; (ii) to the extent that GENTA is supplying PRODUCT or COMPOUND to AVENTIS, the failure of COMPOUND or PRODUCT to be manufactured or shipped by GENTA in compliance with all applicable laws, rules and regulations, and in accordance with its applicable specifications, or (iii) any breach by GENTA of applicable laws, rules or regulations, or the provisions of this AGREEMENT or the Global Supply Agreement; and

                  (b) in the case of AVENTIS: (i) a negligent or reckless act or omission or intentional misconduct on the part of AVENTIS or its AFFILIATES, including without limitation with respect to oversight of any contractor, and not from a negligent or reckless act or omission or intentional misconduct on the part of GENTA, its AFFILIATES or contractors, (ii) the failure of PRODUCT to be held, shipped or distributed in compliance with all applicable laws, rules and regulations, and in accordance with its applicable specifications, from and

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

after its delivery to AVENTIS, (iii) any breach by AVENTIS of applicable laws, rules or regulations, or the provisions of this AGREEMENT or the Global Supply Agreement, or (iv) to the extent that AVENTIS is supplying PRODUCT or COMPOUND, the failure of COMPOUND or PRODUCT to be manufactured or shipped by AVENTIS in compliance with all applicable laws, rules and regulations, and in accordance with its applicable specifications.

Notwithstanding the foregoing, neither Party shall have any obligation to reimburse or otherwise compensate the other Party or its AFFILIATES for any lost profits or income that may arise in connection with any recall, market withdrawal or corrective action with respect to PRODUCT.

      5.6. Inspections and Inquiries. If either Party or its AFFILIATES are inspected by or receives inquiries from a REGULATORY AUTHORITY regarding COMPOUND or PRODUCT, such Party being inspected shall promptly notify the other Party, but in no event more than forty-eight (48) hours after such inspection or inquiry. The Party or its AFFILIATES being inspected shall, where practicable, permit the other Party to participate as an observer with respect to such inspection or inquiry, and shall provide the other Party with a written report of any such inspection, noting with specificity any records or documents reviewed by the regulatory inspector, and including copies of any FDA 483s or written communications provided by any REGULATORY AUTHORITY relating to such inspection. Such Party or its AFFILIATES shall also provide an opportunity for the other Party to assist in responding to any issues or concerns relating to such inspections, and shall provide copies of all communications to and from any REGULATORY AUTHORITY relating thereto. When a copy of a document or record is supplied to an inspector on request, that fact will be noted in the report. The Party or its AFFILIATES being inspected shall keep copies of each of these records or documents in a separate inspection file and, on the other Party's request, will provide copies of any or all of these documents or records. The Parties shall cooperate in good faith and otherwise mutually support any inspections by the FDA of AVENTIS' or its AFFILIATES' (or their suppliers) facilities or clinical investigators, and any inspections by other REGULATORY AUTHORITIES of GENTA's or its AFFILIATES' (or their suppliers) facilities or clinical investigators.

      5.7. Medical Inquiries. The U.S. Commercialization Team shall delegate responsibility for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding PRODUCT in the United States. Each Party shall refer all such questions about PRODUCT that it receives to the Party or Parties responsible for responding thereto as set forth herein, and each Party shall inform the other Party of any answers given, all in accordance with the laws, regulations and policies of the FDA. The Parties shall work together to formulate, and shall mutually agree upon, responses to such inquiries, including the content of any Frequently Asked Questions (FAQs). If appropriate, the Parties shall establish a centralized database to document and track medical inquiries.

      5.8. Promotional Materials. Both Parties must approve all promotional materials for PRODUCT in the United States. Each Party shall send the other Party a sample thereof, and the other Party's regulatory compliance personnel shall review and either approve or state their reasons for disapproval of such materials to the first Party in writing within ten (10) business days following its receipt of such sample. Promotional materials not approved within such ten
(10) business day period shall be deemed rejected, and the matter shall be referred to the U.S. Commercialization Team for prompt resolution. As holder of the NDA APPROVALS for PRODUCT in the United States, GENTA shall be responsible for all interactions with the FDA regarding approval of all promotional materials regarding PRODUCT that require FDA approval. GENTA shall promptly forward all such materials to FDA for such approval, shall keep AVENTIS fully informed of its interaction with the FDA with respect thereto, and shall be diligent in seeking prompt approval by the FDA thereof. Each Party shall comply with all applicable laws and regulations and obtain all appropriate governmental approvals pertaining to the packaging, labeling, sales, marketing and distribution of the PRODUCT.

6. ADDITIONAL DEVELOPMENT FUNDING.

      6.1. Upfront Payment. In connection with the funding of development of PRODUCT, AVENTIS shall pay GENTA, upon the execution of this AGREEMENT, Forty Million Dollars ($40,000,000), which amount shall be non-refundable and non-creditable.

      6.2. Milestone Payments. In connection with the funding of ongoing development of PRODUCT, AVENTIS shall pay GENTA the non-refundable and non-creditable amounts set forth below within fifteen (15) business days after AVENTIS receives written notice from GENTA of the first occurrence of each event specified below, together with a copy of the applicable NDA APPROVAL or MAA APPROVAL letter (each, an "Event"), (*):

            6.2.1. Events and Payments.

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

                                 Event                                             Payment
------------------------------------------------------------------------         -----------
A)    (*)                                                                        $40 Million

B)    Receipt of NDA APPROVAL for PRODUCT for the first indication:              $35 Million

C)    Receipt of NDA APPROVAL for PRODUCT for the second indication:             $40 Million

D)    Receipt of NDA APPROVAL for PRODUCT for the first MAJOR INDICATION:        $40 Million

E)    First receipt of MAA APPROVAL in any MAJOR EUROPEAN COUNTRY for            $20 Million
      PRODUCT for the first MAJOR INDICATION (which may be the same or different than the MAJOR INDICATION referred to in Event D above):

F)    First receipt of NDA APPROVAL for PRODUCT for the FIRST-LINE               $40 Million
      TREATMENT of any MAJOR INDICATION, as reflected in the approved labeling for such PRODUCT:

G)    First receipt of MAA APPROVAL for PRODUCT in any MAJOR EUROPEAN            $20 Million
      COUNTRY for the FIRST-LINE TREATMENT of any MAJOR INDICATION
      (which may be the same or different from the MAJOR INDICATION referred to in Event F above), as reflected in the approved labeling for such PRODUCT:

H)    Receipt of NDA APPROVAL for PRODUCT for the second MAJOR                   $45 Million
      INDICATION:

            6.2.2. (*):

                  (a) (*).

                  (b) (*).

                  (c) (*).

                  (d) (*).

            6.2.3. One Payment Per Event. (*), it is understood that the occurrence of an Event shall trigger only one of the payments pursuant to
Section 6.2.1 (B) through (H) above, and that each such payment shall be made only once regardless of whether the corresponding milestone is achieved more than once. Approvals for new formulations, dosages or delivery systems for indications previously approved shall not trigger the payment of any additional milestones. If the MAA APPROVAL of a particular indication in a particular

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

country would trigger more than one payment under (B) through (H) above (for example if the NDA APPROVAL in the United States for the first MAJOR INDICATION also is approved as a FIRST LINE TREATMENT for such MAJOR INDICATION), then only one payment shall be due (i.e., the payment specified under one of (B)-(H)), and GENTA may select which such payment shall be due, with the non-selected payment to be paid upon the next occurrence of such Event, if any. Notwithstanding the above, pursuant to Section 6.2.1 the same indication may trigger the milestone payment under both Event D and Event E, or both Event F and Event G, and the same indication may trigger the milestone payment under Event A ((*)) and any other Event.

            6.2.4. (*).

7. U.S. COMMERCIALIZATION AND PROMOTION.

      7.1. U.S. Marketing Plan. GENTA and AVENTIS shall work together to commercialize and promote the PRODUCT in the United States, and each Party shall have a meaningful role and participation in such commercialization and promotion of the PRODUCT in the United States, including planning and strategy and execution of activities. The U.S. Commercialization Team shall prepare a marketing plan for the United States within six (6) months after the Effective Date, such plan to specify the objectives and activities of AVENTIS and GENTA (which objectives and activities shall be substantially consistent with the budgets, allocations of sales representatives and other items set forth in
Exhibit 7.1 to the extent relevant thereto) related to the prelaunch, launch, promotion and sale of PRODUCT in the United States (the "U.S. Marketing Plan"). AVENTIS and GENTA shall use COMMERCIALLY REASONABLE EFFORTS to implement the U.S. Marketing Plan, and the U.S. Commercialization Team will review the progress of AVENTIS' and GENTA's efforts under the U.S. Marketing Plan on an ongoing basis. The U.S. Commercialization Team may make changes to the U.S. Marketing Plan that it deems appropriate, and in any event the U.S. Commercialization Team shall revise and update the U.S. Marketing Plan on an annual basis, subject to each Party's undertakings pursuant to this AGREEMENT. AVENTIS and GENTA shall each devote such resources as are reasonably necessary for it to perform its obligations under the U.S. Marketing Plan. Neither Party shall conduct any activities relating to the marketing or promotion of PRODUCT or COMPOUND in the United States other than in accordance with the U.S. Marketing Plan; provided, however, that GENTA shall be permitted to engage in marketing and promotion activities with respect to PRODUCT and COMPOUND, at its expense, outside of the U.S. Marketing Plan as long as (i) such activities are

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

coordinated in advance with the activities being or to be conducted under U.S. Marketing Plan, and (ii) the U.S. Commercialization Team has not withheld its consent to such activities, such consent not to be unreasonably withheld. GENTA and AVENTIS shall use COMMERCIALLY REASONABLE EFFORTS to coordinate their respective activities.

      7.2. (*) :

            7.2.1. (*).

                  (a) (*).

                  (b) (*).

                  (c) (*).

                  (d) (*).

                  (e) (*).

            7.2.2. (*).

      7.3. Reimbursement. AVENTIS shall reimburse GENTA for the cost of the GENTA Sales Rep FTEs, and for such other activities performed by GENTA in accordance with the U.S. Marketing Plan, calculated as set forth in this Section

7.3.

            7.3.1. (*).

            7.3.2. (*)

(*).

            7.3.3. Within fifteen (15) days following the end of each CALENDAR QUARTER during which GENTA is participating with AVENTIS in detailing PRODUCT in the United States, GENTA shall submit to AVENTIS a report reasonably detailing GENTA's good faith estimate of the GENTA Sales Reps deployed by GENTA during such CALENDAR QUARTER, if such individuals did not participate in the detailing of PRODUCT for the entire CALENDAR QUARTER, when such individuals started and ended such participation, whether such individuals participated in the detailing of any products other than PRODUCT, if such individuals did participate in the detailing of any such other products, the relative time that such individuals

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

      (*) Represents language that is redacted and subject to Confidential Treatment.

spend detailing such other products versus the time they spent detailing PRODUCT, and any other activities performed by GENTA in accordance with the U.S. Marketing Plan for which GENTA is seeking reimbursement hereunder. Within forty
(40) days following the end of each CALENDAR QUARTER, GENTA shall submit to AVENTIS a final report reasonably detailing the items described in the preceding sentence. Payment of amounts to be reimbursed under this Section 7.3 shall be made in accordance with the provisions of Section 11.3 below.

      7.4. Sales Rep Performance. Each Party will use COMMERCIALLY REASONABLE EFFORTS in performing its designated activities under the U.S. Marketing Plan, and to ensure that its sales force is adequately trained with respect to PRODUCT.

      7.5. Booking Sales. During the term of this AGREEMENT, AVENTIS will book all NET SALES for PRODUCT in the United States.

      7.6. Promotional Materials. In connection with its marketing and promotion of PRODUCT within the United States, each Party shall make and use only claims, promotional materials, PRODUCT samples, advertising and literature approved by the U.S. Commercialization Team. The Party supplying any promotional materials with respect to PRODUCT for use in the United States shall supply to the other Party's sales representatives, if any, reasonable quantities of such materials for use in performing such other Party's obligations under the U.S. Marketing Plan.

      7.7. Information Exchange. Each Party shall keep the U.S.
Commercialization Team reasonably informed as to such Party's activities in connection with the marketing, sale, promotion, distribution and other commercialization of PRODUCT in the United States. In addition, AVENTIS shall provide GENTA with unaudited monthly sales reports of NET SALES in the United States.

      7.8. Pre-Clinical Research and Activities. Each Party and its AFFILIATES, at such Party's expense, shall be free to conduct such internal preclinical research and activities with respect to COMPOUND and PRODUCT as such Party reasonably determines are appropriate. Each Party and its AFFILIATES, at such Party's expense, shall be free to conduct external pre-clinical research and activities with respect to COMPOUND and PRODUCT (i.e., activities performed by or with THIRD PARTIES) provided that (i) such activities are coordinated in advance with the activities being or to be conducted under the U.S. Marketing Plan, and (ii) the U.S. Commercialization Team has not withheld its consent to such activities, which consent shall only be withheld if the U.S. Commercialization Team reasonably believes that such activities will have an adverse effect on the commercialization efforts related to COMPOUND or PRODUCT. To the extent necessary for the conduct of any such external activities, a Party shall be permitted to supply the THIRD PARTY performing or with whom such Party is performing such activities with reasonable quantities of COMPOUND or PRODUCT under the terms of such Party's standard materials transfer agreement.

8. DILIGENCE.

      8.1. Commercially Reasonable Efforts. Without limiting the Parties' obligations under this AGREEMENT, each Party shall use COMMERCIALLY REASONABLE EFFORTS to develop COMPOUND (including any OTHER COMPOUND that the Parties add to the definition of COMPOUND) and PRODUCT, and to commercialize COMPOUND (including any OTHER COMPOUND that the Parties add to the definition of COMPOUND) and PRODUCT in the United States, including (a) with respect to AVENTIS, obtaining MAA APPROVALS for PRODUCT in all MAJOR COUNTRIES for all MAJOR INDICATIONS, and with respect to GENTA, obtaining NDA APPROVALS for PRODUCT in the United States for all MAJOR INDICATIONS, (b) launching PRODUCT in the United States for each approved indication within a reasonable period of time after appropriate NDA APPROVAL has been obtained for such indication, and
(c) after the FIRST COMMERCIAL SALE of PRODUCT in the United States for a particular indication, to promoting sales of such PRODUCT in the United States.

      8.2. Assistance. Each Party shall use COMMERCIALLY REASONABLE EFFORTS to assist the other Party in achieving the goals specified in Section 8.1, subject to the remaining provisions of this AGREEMENT and the Ex-U.S. Commercialization Agreement.

9. PRODUCT SUPPLY AND DISTRIBUTION.

      9.1. Global Supply Agreement. Simultaneously with their execution of this AGREEMENT, the Parties and AVENTIS IRELAND are executing the Global Supply Agreement. Under the Global Supply Agreement, GENTA will supply AVENTIS and AVENTIS IRELAND with PRODUCT on a global basis. To the extent of any inconsistency between the provisions of this AGREEMENT and the provisions of the Global Supply Agreement, the provisions of this AGREEMENT shall govern.

10. FEES & REVENUE SHARING.

      10.1. Initial Fee. In connection with the rights granted to AVENTIS under this AGREEMENT, AVENTIS shall pay GENTA, upon the execution of this AGREEMENT, Ten Million Dollars ($10,000,000), which amount shall be non-refundable and non-creditable.

      10.2. Revenue Sharing. AVENTIS shall pay to GENTA the following amounts during the term of this AGREEMENT:

            10.2.1. (*).

            10.2.2. (*).

            10.2.3. Free Product. The Parties, as approved by the U.S. Commercialization Team, may use and distribute reasonable quantities of PRODUCT in the United States other than through commercial sales, including without limitation for training programs, educational programs, samples, clinical or preclinical studies, reimbursement assistance programs, or other agreed upon uses (collectively "Free Product"). No payments shall be due and owing to GENTA under this Section 10.2 on account of any distribution or use of Free Product.

            10.2.4. Payment. Within fifteen (15) days following the end of each CALENDAR QUARTER, AVENTIS shall provide GENTA a preliminary report reasonably detailing AVENTIS' good faith estimate of US NET SALES for such CALENDAR QUARTER and the estimated amounts due to GENTA under this Section 10.2 on account thereof. Within forty (40) days following the end of each CALENDAR QUARTER, AVENTIS shall provide GENTA a final report reasonably detailing AVENTIS' calculation of US NET SALES for such CALENDAR QUARTER and the amounts due to GENTA under this Section 10.2 on account thereof. Payment of amounts due to GENTA under this Section 10.2 shall be made in accordance with the provisions of
Section 11.3 below.

      10.3. Third Party Royalties. GENTA shall be solely responsible for paying any and all royalties, sublicensing fees and other amounts owed under the GENTA THIRD PARTY AGREEMENTS by reason of the activities contemplated under this AGREEMENT, the Ex-U.S. Commercialization Agreement, or the Global Supply Agreement.

      10.4. Discounting; Combination Pricing. If AVENTIS, its AFFILIATES or their MARKETING DISTRIBUTORS sell PRODUCT to a customer who also purchases other products or services from any such entity, AVENTIS agrees not to, and to require its AFFILIATES and their MARKETING DISTRIBUTORS not to, discount or price PRODUCT in a manner that is intended to disadvantage PRODUCT in order to benefit sales or prices of other products offered for sale by AVENTIS, its AFFILIATES or their MARKETING DISTRIBUTORS to such customer.

11. PAYMENTS; REPORTING; BOOKS AND RECORDS.

      11.1. Payment Method. All payments under this AGREEMENT shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Any payments due under this AGREEMENT

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

which are not paid by the date such payments are due under this AGREEMENT shall bear interest to the extent permitted by applicable law at a rate equal to the thirty (30) day London Inter-Bank Offering Rate ("LIBOR") U.S. Dollars, as quoted in The Financial Times effective for the date on which the payment was due. This Section 11.1 shall in no way limit any other remedies available to the Parties.

      11.2. U.S. Dollars. All sums due under this AGREEMENT shall be payable in U.S. Dollars. Currencies other than U.S. Dollars shall be converted into U.S. Dollars as set forth herein:

            11.2.1. For purposes of (*) above with respect to sales of PRODUCT made in currencies other than U.S. Dollars, each month's NET SALES will be converted to U.S. Dollars using the spot rates (the "Closing mid-point rates" found in the "Dollar spot forward against the Dollar" table published by The Financial Times, or any other publication as agreed to by the Parties) from the last business day of that month.

            11.2.2. With respect to DEVELOPMENT COSTS incurred by AVENTIS in currencies other than U.S. Dollars, such costs shall be converted to U.S. Dollars using the spot rates utilized by AVENTIS generally in accordance with its policies for intercompany rebilling, as consistently applied.

      11.3. Timing of Payments; Reconciliation. Subject to AVENTIS' timely receipt from GENTA of all quarterly reports to be provided to AVENTIS under Sections 4.4.1, 4.4.3, and 7.3.3 above, AVENTIS shall, within fifty-five (55) days following the end of each CALENDAR QUARTER, prepare and provide GENTA with a report detailing the amounts due under Sections 4.4.1, 4.4.3, 7.3.3 and 10.2.4 above, and reconciling such amounts so as to determine a single payment that one Party is required to make to the other Party by reason of their cross-payment obligations under such Sections. If AVENTIS is the party owing such single payment, it shall make such payment to GENTA within five (5) days after the date that such report is due to GENTA. If GENTA is the party owing such single payment, it shall make such payment to AVENTIS within five (5) days after its receipt of such report from AVENTIS.

      11.4. Taxes. AVENTIS shall be entitled to deduct from all payments due under this AGREEMENT the amount of all applicable U.S. state and local taxes (excluding taxes based on the net income of GENTA) to the extent AVENTIS pays such taxes to the appropriate governmental authority on behalf of GENTA. AVENTIS shall properly furnish GENTA with copies of tax receipts evidencing the payment of all such taxes, levies and assessments. GENTA and AVENTIS shall cooperate with each other in obtaining any exemption from or reduced rate of tax available under any applicable law or tax treaty. Notwithstanding the foregoing, AVENTIS

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

shall be liable for, and indemnify GENTA against, any non-U.S. taxes, any value-added or sales taxes, any duties or levies and assessments, howsoever designated or computed that are required to be paid or withheld by AVENTIS on such payments. Notwithstanding anything in this AGREEMENT to the contrary, in the event that withholding taxes are paid on behalf of GENTA by AVENTIS, if GENTA uses a foreign tax credit received as a result of the payment of withholding taxes by AVENTIS and thereby reduces the amount of U.S. income tax that GENTA otherwise would have paid, GENTA shall refund to AVENTIS the amount of such reduction with respect to such foreign tax credit.

      11.5. Audit Rights. Each Party shall keep, and require its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable or owed pursuant to this AGREEMENT (including without limitation
Section 10.2). Such books and records shall be kept at the principal place of business of each Party, its AFFILIATES and such MARKETING DISTRIBUTORS for at least five (5) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such five (5) year period by an independent auditor chosen by the other Party and reasonably acceptable to both Parties for the purpose of verifying the amounts payable hereunder. Such inspections may be made no more than once each CALENDAR YEAR, at reasonable times and on reasonable notice and once the records for a period are audited they shall not be subject to re-audit. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 11.5 shall be at the expense of the auditing Party, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for the entire period covered by the inspection is established in the course of any such inspection, whereupon all reasonable out-of-pocket costs relating to the inspection for such period (up to the amount of the underpayment) and any unpaid amounts that are discovered shall be paid by the audited Party, together with interest on such unpaid amounts at the rate set forth in Section 11.1 above. The Parties will endeavor to minimize disruption of the audited Party's normal business activities to the extent reasonably practicable.

12. CONFIDENTIALITY.

      12.1. Nondisclosure. "Confidential Information" means any information, data, or know-how which the disclosing Party treats confidentially and identifies as confidential or which the recipient knows or should have reason to believe is so treated. Each Party shall not (and shall require that its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS do not) use or reveal or disclose to THIRD PARTIES any Confidential Information received from the other Party without first obtaining the written consent of the disclosing Party, except as may be reasonably necessary in performing such

Party's obligations or exercising such Party's rights under this AGREEMENT. Each Party may disclose any Confidential Information received from the other Party to its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS, on a need-to-know basis only, and such Party shall be responsible for its AFFILIATES' and, in the case of AVENTIS, their MARKETING DISTRIBUTORS', compliance with the provisions of this Section 12 with respect thereto. Each Party shall take (and shall require its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS to take) reasonable steps to prevent any unauthorized use or disclosure of the other Party's Confidential Information to THIRD PARTIES. The obligations of confidentiality under this Section shall remain in effect until the later of five (5) years after any termination of the term of this AGREEMENT, or fifteen (15) years following the Effective Date.

      12.2. Exceptions. The confidentiality obligations in this Section 12 shall not apply to information which (a) is or becomes a matter of public knowledge through no fault of the receiving Party or any person to whom the receiving Party provided such information, or (b) is or was already in the possession of the receiving Party at the time of disclosure by the disclosing Party, or (c) is disclosed to the receiving Party by a THIRD PARTY having the right to do so, or
(d) is subsequently and independently developed by or on behalf of the receiving Party or its AFFILIATES by persons having no access to the disclosing Party's Confidential Information, (e) is reasonably required to be disclosed in connection with obtaining or maintaining MAA APPROVALS for PRODUCT, or (f) is required by law to be disclosed, provided that the receiving Party uses reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information, and provided further that the receiving Party limits the disclosure to that information which is required to be disclosed.

      12.3. Terms of Agreement. Except as set forth below, no announcement or other disclosure, public or otherwise, concerning the financial or other terms of this AGREEMENT shall be made, either directly or indirectly, by any Party to this AGREEMENT, except as may be legally required, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld. The Party desiring to make any announcement or other disclosure concerning the terms of this AGREEMENT shall provide the other Party with a copy of the proposed announcement or disclosure for review and comment in reasonably sufficient time prior to undertaking the announcement or disclosure. Each Party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies. In addition, the Parties will coordinate in advance with each other on the terms of this AGREEMENT that the Parties shall seek to be redacted in any SEC filings, and each Party shall use reasonable efforts to seek confidential treatment for such terms, provided that each Party shall ultimately retain control over what information to disclose to the SEC or any other such agencies. The Parties will mutually agree upon the contents of a joint press release (and accompanying Q&A) which shall be issued simultaneously by both Parties upon the Effective Date. Notwithstanding the above, the Parties shall be free to publicly disclose information contained in such press release or Q&A, or in any other materials that have been previously approved for disclosure by the other Party, without further approvals from the other Party hereunder, to the extent there have been no material additions or changes thereto.

      12.4. Publications and Public Presentations. Neither Party shall submit for written or oral publication, or present at any public conference or meeting, any manuscript, abstract, talk, handout or the like that includes DATA or other information concerning the safety or efficacy of PRODUCT that is not publicly known without first obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate. The foregoing shall not prohibit either Party from assisting in the submission of data or information on behalf of a THIRD PARTY investigator.

13. INTELLECTUAL PROPERTY.

      13.1. Proprietary Rights, Inventions.

            13.1.1. As between the parties, GENTA shall retain sole ownership of and exclusive title to the GENTA TECHNOLOGY and the GENTA PATENT RIGHTS. Any and all inventions resulting from the activities conducted by either Party's employees, agents or contractors under this AGREEMENT (each, an "Invention") shall be promptly disclosed in writing to the other Party. Inventorship for patentable Inventions conceived or reduced to practice during the course or as a result of the performance of such activities shall be determined in accordance with U.S. patent laws, and ownership of all Inventions shall be determined based on inventorship. Inventions jointly invented by employees, agents or contractors of both Parties ("Joint Inventions") shall be jointly owned by both Parties, and, except as expressly set forth herein, neither Party shall have any obligations of accounting to the other Party with respect thereto. The Parties shall cooperate in good faith with respect to the filing, prosecution, maintenance and enforcement of all patents and patent applications claiming any Joint Inventions.

            13.1.2. Upon the expiration or termination of this AGREEMENT for any reason other than a material breach by GENTA under Section 15.2, AVENTIS shall grant, and hereby grants, to GENTA a non-exclusive, perpetual, irrevocable license to any of AVENTIS' Inventions reasonably necessary for the manufacture, use, formulation or delivery of COMPOUND or PRODUCT, solely for sale in the United States, in such forms as COMPOUND and PRODUCT are being developed or commercialized as of the date of such expiration or termination. GENTA shall be permitted to sublicense such rights solely to a marketing partner or distributor in connection with the promotion, marketing and distribution of COMPOUND or PRODUCT. Such license rights to GENTA shall be royalty free, except that GENTA shall be required to reimburse AVENTIS in full for any royalties, licensing fees, sublicensing fees and other amounts owed by AVENTIS to THIRD PARTIES on account of GENTA's or its marketing partners' or distributors' use or other exploitation of such AVENTIS Inventions.

      13.2. Transfer of Technology. Upon AVENTIS' request, GENTA shall promptly disclose to AVENTIS such of the GENTA TECHNOLOGY as AVENTIS determines is reasonably necessary for AVENTIS to perform its obligations or exercise its rights under this AGREEMENT. The manner of such disclosure shall be as mutually determined by the Parties in good faith and shall be at no additional cost to AVENTIS.

      13.3. Patent Filing, Prosecution and Maintenance.

            13.3.1. Performance by GENTA. GENTA shall file, prosecute and maintain, or require its licensors to file, prosecute and maintain, all patent applications and patents included in the GENTA PATENT RIGHTS, and conduct any interferences, re-examinations, reissues and oppositions with respect thereto, in the United States, Canada, all member countries of the European Union, Japan and such other countries in the TERRITORY as either Party shall reasonably request (collectively, the "GENTA Prosecution Activities"), at GENTA's expense. In this regard, GENTA shall permit AVENTIS to review reasonably in advance and to make recommendations concerning the GENTA Prosecution Activities, including, without limitation, any filings and submissions to the U.S. Patent and Trademark Office or any foreign counterparts thereof , and GENTA shall consider in good faith and, where appropriate, shall adopt all reasonable recommendations of AVENTIS with respect thereto.

            13.3.2. Performance by AVENTIS. Should GENTA be unable or unwilling to perform any of the GENTA Prosecution Activities, GENTA shall provide AVENTIS with at least sixty (60) days' prior notice (or, if 60 days' prior notice is not reasonably possible, the longest lesser prior notice as is reasonably possible) of GENTA's discontinuance thereof. In the event GENTA or its licensors fail to perform, or it appears that GENTA or its licensors are reasonably likely to fail to perform, any of the GENTA Prosecution Activities, then AVENTIS, to the extent not prohibited under GENTA's agreements with its licensors, shall have the right to perform such activities on GENTA's or its licensors' behalf. In such case, GENTA shall promptly execute, or shall obtain from its licensors the prompt execution of, all necessary documents that may be required in order to enable AVENTIS to perform the GENTA Prosecution Activities on GENTA's or its licensors' behalf. All costs incurred by AVENTIS in performing any of the GENTA Prosecution Activities shall be deductible in full from any amounts due and owing by AVENTIS to GENTA under this AGREEMENT.

            13.3.3. Cooperation. Each Party shall keep the other Party reasonably informed as to the status of all GENTA Prosecution Activities being conducted by such Party. Each Party shall each reasonably cooperate with and assist the other Party in connection with such activities at such Party's own expense and upon the other Party's request, including, without limitation, by making scientists and scientific records reasonably available to the prosecuting Party.

      13.4. U.S. Patent Infringement Claims.

            13.4.1. Each Party shall give the other prompt written notice of any suit or action by a THIRD PARTY against either Party for patent infringement involving the manufacture, use, sale, distribution or marketing of COMPOUND or PRODUCT in the United States, or to invalidate or assert non-infringement of any of the GENTA PATENT RIGHTS under which PRODUCT is being manufactured, sold, used, distributed or marketed in the United States, or upon the filing of an abbreviated new drug application related to related to COMPOUND or PRODUCT (each, a "U.S. Patent Infringement Claim"). With respect to each U.S. Patent Infringement Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of the commencement of or assertion of such U.S. Patent Infringement Claim (or such lesser period of time as may be required to properly respond to such claim) which Party shall assume the lead role in the defense thereof. Should the Parties be unable to mutually agree on who shall assume the lead role in the defense of any U.S. Patent Infringement Claim, AVENTIS shall be entitled to assume such role, and if AVENTIS declines or fails to diligently assume such role, GENTA shall be entitled to assume such role.

            13.4.2. The Party assuming the lead role in the defense of any U.S. Patent Infringement Claim (the "Controlling Party") shall consult with the other Party on all material aspects of the defense, including, without limitation, settlement, of such claim, the other Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. The non-defending Party shall also have the right to participate in the defense of any U.S. Patent Infringement Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties' cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including, without limitation, the retention of counsel for defense of any U.S. Patent Infringement Claim. The Controlling Party will otherwise keep the other Party reasonably informed of the status and progress of the defense and any settlement discussions concerning each U.S. Patent

Infringement Claim, and the Parties shall provide each other with all reasonably requested assistance and will reasonably cooperate with each other in connection therewith. (*).

            13.4.3. The Parties shall share equally in all LOSSES arising out of or resulting from any U.S. Patent Infringement Claim to the extent relating to any COMPOUND or PRODUCT, as well as any and all royalties, licensing fees and other amounts owed under any agreements respecting the settlement of such U.S. Patent Infringement Claim. The Parties shall establish such procedures as are reasonably necessary to permit them to reconcile their actual payments for such LOSSES with their percentage share of responsibility for such LOSSES on a quarterly basis, within sixty (60) days following the end of each CALENDAR QUARTER.

            13.4.4. U.S. Patent Infringement Claims shall be governed exclusively by this Section 13.4 and, except in accordance with this Section 13.4, neither Party shall seek from the other Party any indemnity or other recovery on account of any such claims; provided, however, that nothing in this
Section 13.4 shall limit either Party's liability to the other for damages on account of any breach by such Party of its representations, warranties, covenants or agreements under Section 17.1 or Section 17.2 below.

      13.5. License of Third Party Rights.

            13.5.1. Freedom to Operate License Rights. If GENTA or AVENTIS reasonably determines that a license to any PATENT RIGHTS or TECHNOLOGY of a THIRD PARTY not already included in the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY is reasonably necessary for the Parties to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT then being sold or developed for sale in the United States, such Party shall provide the other Party with written notice thereof. Upon the other Party's approval, not to be unreasonably withheld (taking into account factors that include without limitation the likelihood and presumption of validity of a THIRD PARTY'S PATENT RIGHTS from a practical and legal standpoint in the relevant country, the cost of obtaining a license, and the risks of not obtaining such license), the Parties shall enter into good faith discussions with such THIRD PARTY in order to obtain a license to such PATENT RIGHTS or TECHNOLOGY in order to develop and sell such COMPOUND or PRODUCT in the United States on terms reasonably acceptable to both Parties, such acceptance not to be unreasonably withheld or delayed. (*).

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

      (*) Represents language that is redacted and subject to Confidential Treatment.


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

            13.5.2. Mutually Desired License Rights. If GENTA or AVENTIS reasonably determines that it would be desirable to obtain license rights to any PATENT RIGHTS or TECHNOLOGY of a THIRD PARTY not already included in the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, other than under the circumstances described in Section 13.5.1 above, for the Parties to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT, or any OTHER COMPOUND or OTHER PRODUCT, for sale or development for sale in the United States, such Party shall provide the other Party with written notice thereof. Should the Parties mutually agree that one or both of them should obtain a license to such PATENT RIGHTS or TECHNOLOGY for such purposes, they shall enter into good faith discussions with such THIRD PARTY in order to obtain license rights thereto on terms reasonably acceptable to both Parties. (*)

            13.5.3. Other License Rights. If GENTA and AVENTIS cannot mutually agree on the terms under which one or both of them should obtain license rights to any PATENT RIGHTS or TECHNOLOGY of a THIRD PARTY that either Party desires to obtain under Section 13.5.1 or 13.5.2 above, and if GENTA nonetheless enters into an agreement to license any such PATENT RIGHTS or TECHNOLOGY from such THIRD PARTY, such PATENT RIGHTS or TECHNOLOGY shall be excluded from the definitions of GENTA PATENT RIGHTS and GENTA TECHNOLOGY under this AGREEMENT unless (*)

            13.5.4. Nothing in this Section 13.5 shall limit either Party's rights or remedies on account of any breach by the other Party of its representations, warranties, covenants or agreements under Section 17.1 or
Section 17.2 below.

      13.6. Enforcement Against Third Parties. If either Party reasonably believes that a THIRD PARTY is manufacturing, selling or using COMPOUND or PRODUCT, or any OTHER COMPOUND or OTHER PRODUCT, or is otherwise infringing PATENT RIGHTS controlled by AVENTIS or GENTA that cover COMPOUND or PRODUCT, or any OTHER COMPOUND or OTHER PRODUCT, such Party shall promptly notify the other Party hereto.

Promptly after such notice, the Parties shall meet to discuss the course of action to be taken with respect thereto, including an enforcement action relating to infringement of the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, and, as appropriate, may enter into a joint litigation agreement covering the control thereof and the Parties shall share equally in all costs and recoveries. Neither Party shall initiate an infringement suit against such THIRD PARTY with respect to said activities except as the Parties shall mutually agree, such

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

agreement not to be unreasonably withheld. Moreover, any settlement or other similar agreement under which such THIRD PARTY is granted rights under the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY shall not be inconsistent with the rights granted to AVENTIS hereunder or under the Ex-U.S. Commercialization Agreement or the Global Supply Agreement.

      13.7. Patent Marking. AVENTIS shall mark, and to require its AFFILIATES and their MARKETING DISTRIBUTORS to mark, all patented PRODUCT sold or distributed pursuant to this AGREEMENT in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof. GENTA shall cooperate in providing all relevant patent and marketing information for AVENTIS to do so.

      13.8. Patent Term Extensions. The Parties shall cooperate to file all applications and take all actions reasonably necessary to obtain patent extensions pursuant to 35 USC 156 (or like foreign statutes) for the GENTA PATENT RIGHTS at GENTA's expense. Each Party shall sign such documents and take such other actions as may be reasonably requested by the other Party in connection therewith.

      13.9. Conflict with Certain Existing Agreements. To the extent that GENTA is not authorized under the GENTA THIRD PARTY AGREEMENTS to grant AVENTIS any of the rights set forth in this Section 13 with respect to the filing, prosecution, maintenance and/or enforcement of any of the GENTA PATENT RIGHTS, AVENTIS' rights under this Section 13 shall be limited to those which are permitted under the GENTA THIRD PARTY AGREEMENTS in a manner to effectuate, to the greatest extent, the intent and purposes of this Section 13.

14. TRADEMARKS AND COPYRIGHTS.

      14.1. Division of Rights. It is the intent of the Parties to develop and use a single PRODUCT TRADEMARK on and in connection with the marketing, sale, advertising and/or promotion of PRODUCT worldwide, with GENTA holding all right, title and interest in and to the PRODUCT TRADEMARK in the United States (subject to the license rights granted herein), and AVENTIS holding all right, title and interest in and to the PRODUCT TRADEMARK in the ROW (subject to the terms of the Ex-U.S. Commercialization Agreement between the Parties). If it is determined that it is not possible to register or otherwise use the PRODUCT TRADEMARK in any country of the ROW, AVENTIS shall select an appropriate trademark for adoption in such country. The U.S. Commercialization Team shall be responsible for determining the uses of any Internet domain names that include or are similar to the PRODUCT TRADEMARK (and if GENTA already owns such domain names as of the Effective Date, GENTA shall pay the registration/renewal costs associated with any such Internet domain names).

      14.2. Display. All packaging materials, package inserts, labels and marketing, sales, advertising and promotional materials relating to PRODUCT distributed in the United States shall display the PRODUCT TRADEMARK in a form and style and with a placement determined by the U.S. Commercialization Team. The GENTA HOUSEMARK(S) and the AVENTIS HOUSEMARK(S) shall be given similar exposure and prominence on all such items to the extent permitted by applicable laws and regulations and subject to obtaining all necessary regulatory approvals. The appearance of the PRODUCT TRADEMARK, the GENTA HOUSEMARK(S) and the AVENTIS HOUSEMARK(S) with respect to PRODUCT, shall be determined by the U.S. Commercialization Team, subject to the remainder of this Section 14.

      14.3. Approvals and Quality Control Standards. All use of the GENTA HOUSEMARK(S) shall be consistent with such quality control standards and reasonable trademark usage guidelines as GENTA applies to its own proprietary marks, as such standards and guidelines may be modified and communicated to the U.S. Commercialization Team in writing. All use of the AVENTIS HOUSEMARK(S) shall be consistent with such quality control standards and reasonable trademark usage guidelines as AVENTIS applies to its own proprietary marks, as such standards and guidelines may be modified and communicated to the U.S. Commercialization Team in writing. AVENTIS (and GENTA where applicable) shall submit representative packaging materials, package inserts, labels and promotional materials for PRODUCT to the U.S. Commercialization Team for its approval prior to their first use and prior to any subsequent material change or addition to such items.

      14.4. License Rights.

            14.4.1. Grant by GENTA. GENTA hereby grants to AVENTIS an exclusive (subject to GENTA's co-promotion rights under Section 7 above), royalty-free license to use the PRODUCT TRADEMARK and the GENTA HOUSEMARK(S) on and in connection with the marketing, sale, advertising and/or promotion of PRODUCT in the United States during the term of this AGREEMENT, and thereafter on a non-exclusive basis during the Trailing Period. At no additional cost, AVENTIS shall have the right to grant sublicenses to the foregoing license rights to its AFFILIATES and their MARKETING DISTRIBUTORS. AVENTIS acknowledges that the ownership and all goodwill from the use of the PRODUCT TRADEMARK in the United States and the GENTA HOUSEMARK(S) shall vest in and inure to the benefit of GENTA.

            14.4.2. Grant by AVENTIS. AVENTIS hereby grants to GENTA a non-exclusive, royalty-free license to use the AVENTIS HOUSEMARK(S) in the United States solely in conjunction with GENTA's exercise of its co-promotion rights under Section 7 above. GENTA acknowledges that the AVENTIS HOUSEMARK(S) are the exclusive property of AVENTIS, and that nothing in this AGREEMENT grants GENTA or any person or entity any rights, title or interest therein, except for the license rights expressly granted hereunder. GENTA may not assign or sublicense any rights in and to the AVENTIS HOUSEMARK(S) to any THIRD PARTY without the prior written approval of AVENTIS. GENTA acknowledges the ownership and all goodwill from the use of the AVENTIS HOUSEMARK(S) shall vest in and inure to the benefit of AVENTIS.

      14.5. Registration. GENTA shall file, register and maintain an appropriate registration for the PRODUCT TRADEMARK for use with PRODUCT in the United States for the term of this AGREEMENT at GENTA's sole expense. AVENTIS shall not register or attempt to register the PRODUCT TRADEMARK, or any confusingly similar variations thereof, in the United States for the term of this AGREEMENT, nor shall AVENTIS at any time register or attempt to register the GENTA HOUSEMARK(S), or any confusingly similar variations thereof, anywhere in the TERRITORY. GENTA shall not register or attempt to register any trade/service mark, symbol, logo and/or trade dress that is a confusingly similar variation of the PRODUCT TRADEMARK in the United States for the term of this AGREEMENT, nor shall GENTA at any time register or attempt to register the AVENTIS HOUSEMARK(S), or any confusingly similar variations thereof, anywhere in the TERRITORY.

      14.6. Enforcement.

            14.6.1. Cooperation. AVENTIS and GENTA shall cooperate with each other and use reasonable efforts to protect their respective marks, including the PRODUCT TRADEMARK, from infringement by THIRD PARTIES. Without limiting the foregoing, each Party shall promptly notify the other party of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to the PRODUCT TRADEMARK, the AVENTIS HOUSEMARK(S) or the GENTA HOUSEMARK(S).

            14.6.2. AVENTIS and GENTA Marks. AVENTIS reserves the right to determine, in its sole discretion, whether and to what extent to institute and prosecute or defend any actions or proceedings involving or affecting the AVENTIS HOUSEMARK(S). GENTA reserves the right to determine, in its sole discretion, whether and to what extent to institute and prosecute or defend any actions or proceedings involving or affecting the GENTA HOUSEMARK(S). Each Party shall reasonably cooperate with the other Party in any action taken by the other Party to enforce, or defend, its respective rights in such marks, at the expense of the respective mark owner. The respective owner of the infringed mark shall have the sole right, at its expense, to defend and settle for monetary or other damages any claim made by a third party alleging that the use of such marks infringe the rights of others.

            14.6.3. Product Trademark. GENTA shall have the first right to determine in its discretion whether to and to what extent to institute, prosecute and/or defend any action or proceedings involving or affecting any rights relating to the PRODUCT TRADEMARK in the United States, subject to AVENTIS' right to consent to any proposed settlement thereof, which consent shall not be unreasonably withheld. Upon GENTA's reasonable request, AVENTIS shall cooperate with and assist GENTA in any of GENTA's enforcement efforts with respect to the PRODUCT TRADEMARK in the United States. If GENTA determines not to take action against any actual or suspected infringement of the PRODUCT TRADEMARK in the United States within thirty (30) days after having become aware of such infringement, or if GENTA otherwise fails to diligently pursue cessation of the infringing activity, then AVENTIS shall have the right, but not the obligation, to bring or assume control of any action against the allegedly infringing THIRD PARTY as AVENTIS determines may be necessary in its sole discretion. In the event that AVENTIS brings or assumes control of any such action, then GENTA agrees to reasonably assist AVENTIS in connection therewith. The Parties shall share equally in all costs and expenses reasonably incurred by either of them in connection with any such action, and, following each Party's recovery of its respective costs and expenses, the Parties will share equally in all money damages, if any, recovered in connection with such action.

      14.7. Avoidance of Confusion. Neither GENTA or AVENTIS, nor any of their AFFILIATES, shall market, promote, sell and/or distribute in the United States, or authorize or permit another to market, promote, sell and/or distribute in the United States, any product other than PRODUCT under the PRODUCT TRADEMARK or any confusingly similar trademark. AVENTIS and its AFFILIATES shall not, directly or indirectly, contest the validity of or GENTA's rights in the PRODUCT TRADEMARK in the United States, or the GENTA HOUSEMARK(S) anywhere in the TERRITORY, or assist any THIRD PARTY in doing so. GENTA and its AFFILIATES shall not, directly or indirectly, contest the validity of or AVENTIS' rights in the AVENTIS HOUSEMARK(S) anywhere in the TERRITORY, or assist any THIRD PARTY in doing so. In the event that actual confusion should arise, or either Party reasonably believes that a likelihood of confusion may arise, in connection with the Parties' respective uses of the PRODUCT TRADEMARK in the United States, or of the AVENTIS HOUSEMARK(S) or GENTA HOUSEMARK(S) anywhere in the TERRITORY, the Parties will fully cooperate in an effort to eliminate such confusion and to avoid the possibility of such a likelihood of confusion.

      14.8. Non-Assignment. During the term of this Agreement and, if applicable, any Trailing Period, GENTA agrees not to assign or transfer its rights in and to the PRODUCT TRADEMARK, and/or any associated federal or state trademark registrations or pending applications, or domain name registrations incorporating the PRODUCT TRADEMARK string, to any THIRD PARTY, except in connection with a permitted assignment of this AGREEMENT as a whole.

      14.9. Copyrights. The Parties shall hold jointly an equal and undivided interest in and to the copyrights in all packaging, labels, marketing, sales, advertising or promotional materials relating to the PRODUCT in the United States ("U.S. Copyrighted Works"); provided that, except as expressly provided in this AGREEMENT, it is understood that neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other party to exploit the U.S. Copyrighted Works by reason of such joint ownership. To the extent such materials include or incorporate original works of authorship created by one Party prior to the Effective Date, the other Party shall not use, or make any proprietary claim with regard to, those pre-existing materials separate and apart from their use and inclusion in U.S. Copyrighted Works relating to PRODUCT. GENTA agrees not to register, distribute, display or otherwise exploit, in any media now known or hereafter developed, the U.S. Copyrighted Works outside of the United States (except to the extent GENTA is using the internet and similar electronic mediums for the purpose of conducting activities within the United States but that may be accessible to users outside of the United States), and may not assign, license or otherwise transfer to any THIRD PARTY any interest in and to the U.S. Copyrighted Works without AVENTIS' prior written consent. The Parties shall cooperate with each other to enforce and defend, including but not limited to registering with the United States Copyright Office, their interest in the U.S. Copyrighted Works, and shall take no action to this end without the consent of the other Party. AVENTIS shall hold the exclusive right to copy, distribute, display, and create derivatives of the U.S. Copyrighted Works, in any and all media now know or hereafter developed, and to enforce, defend or secure registrations for the U.S. Copyrighted Works, in any countries of the ROW, or to license such rights to any THIRD PARTY, with no duty to account to GENTA. Each Party will, if requested by the other Party, supply such documentation or other information required to support any application or registration of the U.S. Copyrighted Works with any applicable registry or governmental authority, or to evidence or perfect their rights in and to the U.S. Copyrighted Works under this Section 14.9.

15. TERM AND TERMINATION.

      15.1. Expiration. Unless earlier terminated pursuant to this Section, this AGREEMENT shall continue in full force and effect until the expiration of the last to expire or be invalidated of any GENTA G3139 PATENT RIGHTS in the United States or any other GENTA PATENT RIGHTS in the United States Covering PRODUCT then being commercialized; provided, however, that the term of this AGREEMENT shall automatically be extended on a year-to-year basis thereafter unless and until AVENTIS shall have provided GENTA with at least six (6) months' prior written notice of its election to let the term of this AGREEMENT expire at the end of the then-current extension period. For the purposes of this paragraph, "Covering" means, with respect to a PATENT RIGHT, that, but for a license granted to a party under a VALID CLAIM included in such PATENT RIGHT, the practice by a person or entity of an invention claimed in such PATENT RIGHT would infringe such VALID CLAIM, or, in the case of a PATENT RIGHT that is a patent application, would infringe a VALID CLAIM in such patent application if it were to issue as a patent.

      15.2. Termination For Breach. Either Party may terminate this AGREEMENT on written notice to the other Party in the event the other Party shall have: (i) materially breached any of its representations or warranties hereunder, under the Ex-U.S. Commercialization Agreement or under the Global Supply Agreement; or
(ii) materially breached or defaulted in the performance of any of its covenants or agreements hereunder, under the Ex-U.S. Commercialization Agreement or under the Global Supply Agreement and such breach or default shall have continued for ninety (90) days after written notice thereof was provided to the Party in breach or default by the other Party; provided, however, that if such breach or default is not reasonably capable of cure within ninety (90) days, then such cure period shall be extended for so long as such Party diligently pursues cure of such breach, but in no event for longer than an additional ninety (90) days. Any termination shall become effective immediately or, if there is a cure period, after the expiry of such cure period. In determining whether a particular breach or default is "material", the breach or default shall be viewed in relation to the entirety of this AGREEMENT, the Ex-U.S. Commercialization Agreement and the Global Supply Agreement, and not in relation to only the agreement under which such breach or default occurred. Notwithstanding the foregoing, nothing contained in this Section 15.2 shall preclude AVENTIS from terminating this AGREEMENT as otherwise expressly permitted hereunder.

      15.3. Termination by AVENTIS. Upon six (6) months prior written notice to GENTA (the "Exit Notice Period"), AVENTIS may terminate this AGREEMENT in its sole discretion, (*).

      15.4. Cross-Default and Termination. Any material breach or default permitting a Party to terminate this AGREEMENT under Section 15.2 above shall also constitute a breach or default permitting, but not requiring, such Party to terminate the Ex-U.S. Commercialization Agreement for a material breach or default under Section 13.2 thereof. A Party seeking to terminate the Ex-U.S. Commercialization Agreement by reason of a material breach or default under this AGREEMENT must do so within sixty (60) days after providing a termination notice under Section 15.2 above, or such Party shall have waived its rights to terminate the Ex-U.S. Commercialization Agreement for such breach or default, provided that if the termination of this AGREEMENT does not take effect due to a cure of such breach or default within the applicable cure period, the termination of the Ex-U.S. Commercialization Agreement shall not be effective. Termination of this AGREEMENT for any reason other than a material breach or default as permitted under Section 15.2 above shall result in the automatic termination of the Ex-U.S. Commercialization Agreement (although such termination of the Ex-U.S. Commercialization Agreement shall not be deemed a termination for material breach or default under Section 13.2 thereof). Moreover, termination of both this AGREEMENT and the Ex-U.S. Commercialization Agreement shall result in the automatic termination of the Global Supply Agreement.

16. RIGHTS AND DUTIES UPON TERMINATION.

      16.1. Outstanding Payment. Payments of amounts owing to either Party under this AGREEMENT as of its expiration or termination shall be due and payable within the later of (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this AGREEMENT, sixty
(60) days after the date of such expiration or termination, or (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined.

      16.2. Sale of Remaining Inventory. Upon termination of this AGREEMENT, AVENTIS shall notify GENTA of the amount of PRODUCT AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS then have on hand or have committed to purchase or sell in the United States. For a period ending upon the earlier of: (i) AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS sale of all PRODUCT in their possession on the date of termination of this AGREEMENT, or (ii) within the twelve (12) month period following such termination (the "Trailing Period"), AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS shall be permitted to sell all such PRODUCT and GENTA hereby grants a non-exclusive royalty-free license reasonably necessary to sell such PRODUCT; provided, however, that GENTA shall have the right to purchase such PRODUCT from AVENTIS at the actual cost AVENTIS paid for the manufacture and supply of such PRODUCT. Any remaining quantities of PRODUCT not sold during the Trailing Period shall be destroyed.

      16.3. Return of Materials. Within sixty (60) days after expiration of the Trailing Period, each Party shall destroy or return to the other Party all tangible items bearing, containing, or contained in, any of the Confidential Information of the other Party, and shall provide the other Party written certification of such destruction or return.

      16.4. Transfer of Data. Within three (3) months after AVENTIS provides GENTA with a written notice of termination under Section 15.3 above, or a written notice that AVENTIS has elected to let this AGREEMENT expire at the end of the term or the then current extension period (as applicable), or, if this AGREEMENT is terminated for any other reason, promptly upon such termination, AVENTIS shall provide GENTA copies of all reasonably necessary DATA relating to PRODUCT then being sold under this AGREEMENT, and shall assign to GENTA or its designee(s), or, to the extent not reasonably assignable, permit GENTA or its designee(s) to reference, such of AVENTIS' U.S. filings, authorizations and the like (including, without limitation, study protocols, study results, analytical methodologies, bulk and final product manufacturing process descriptions, batch records, vendor qualifications, validation documentation and regulatory documentation) that are reasonably necessary for GENTA or its designee(s) to continue such sales activities. From and after such time, all such DATA and information specifically pertaining to the PRODUCT shall be deemed Confidential Information of GENTA (i.e., to the same extent as if such information had been first disclosed to AVENTIS by GENTA under this AGREEMENT), subject to the exceptions described in Section 12.2 (a), (c), (e) or (f) above (but not subject to the exceptions in Section 12.2 (b) or (d) above).

      16.5. Cooperation and Transition. During the six (6) month period following AVENTIS' written notice of termination under Section 15.3 above, or AVENTIS' written notice that AVENTIS has elected to let this AGREEMENT expire at the end of the term or the then current extension period (as applicable), or, if this AGREEMENT is terminated for any other reason, during the six (6) month period immediately following such termination, AVENTIS shall use COMMERCIALLY REASONABLE EFFORTS to cooperate with GENTA to provide for an orderly transition of the development, regulatory and commercialization activities being performed by AVENTIS hereunder with respect to PRODUCT in the United States, to GENTA or its designee(s). In addition, AVENTIS shall cooperate fully to transition to GENTA upon GENTA's request any arrangement with any contractor from which AVENTIS had arranged to obtain a supply of COMPOUND or PRODUCT hereunder. In the event that such materials are manufactured by AVENTIS or its AFFILIATES, then AVENTIS shall continue to provide GENTA at cost with such materials for the completion of any clinical trials on-going as of the date of transition, and shall also supply to GENTA at cost a final, reasonable quantity of material (bulk product or otherwise) as ordered by GENTA within thirty (30) days after the date of transition. AVENTIS shall be obligated to produce such quantity of material ordered by GENTA, but only to the extent that AVENTIS, prior to the date of transition, was producing such material at a scale which would permit supply of such quantity in a single batch run, consistent with AVENTIS' past practices with respect to such COMPOUND or PRODUCT hereunder.

      16.6. Trademarks. Upon the expiration or termination of this AGREEMENT (and, in the event of a termination, following any Trailing Period), GENTA's right to use the AVENTIS HOUSEMARK(S) anywhere in the TERRITORY, and AVENTIS' right to use the PRODUCT TRADEMARK in the United States and the GENTA HOUSEMARK(S) anywhere in the TERRITORY, shall automatically cease.

      16.7. Survival. Upon the expiration or termination of this AGREEMENT, all rights and obligations of the parties under this AGREEMENT shall terminate except those described in the following Sections: Sections 5.5 (with respect to PRODUCT purchased and/or sold by AVENTIS during the term of this AGREEMENT or any applicable Trailing Period), 11.4, 11.5, 12.1-12.4, 13.1.1, 13.1.2, 14.1,
14.5, 14.7, 14.9, 16.1-16.9, 17.3-17.8, 17.10, 18.2, 18.4-18.7, and 18.9-18.14;
and, in addition, to the extent that the Ex-US Agreement survives and the U.S. Agreement terminates, Sections 4.5, 5.1.3, and 5.1.5 (with references therein to any Teams applicable to each of the Parties); and, in addition, to the extent that any PRODUCT is sold during the Trailing Period defined in Section 16.2, Sections 10.2-10.4, 11.1-11.5, 14.4 and 14.8.

      16.8. Other. It is understood that termination or expiration of this AGREEMENT shall not relieve a Party from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination. Termination or expiration of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity with respect to a breach hereof that occurred prior to such termination.

      16.9. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this AGREEMENT by GENTA to AVENTIS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code or such foreign laws. GENTA agrees that AVENTIS, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other similar foreign laws. GENTA further agree that, in the event of the commencement of a bankruptcy proceeding by or against GENTA under the U.S. Bankruptcy Code, AVENTIS shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in AVENTIS' possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless GENTA elects to continue to perform all of its obligations under this AGREEMENT, or (ii) if not delivered under (i) above, upon the rejection of this AGREEMENT by or on behalf of GENTA upon written request therefor by AVENTIS.

17. WARRANTIES AND REPRESENTATIONS, INDEMNIFICATION AND INSURANCE.

      17.1. General Representations. Each Party hereby represents and warrants to the other Party as follows:

            17.1.1. Duly Organized. Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this AGREEMENT.

            17.1.2. Due Execution. The execution, delivery and performance by such Party of this AGREEMENT have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or
(iii) conflict with or constitute a default under any other agreement or understanding to which such Party is a party.

            17.1.3. Binding Agreement. This AGREEMENT is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, and such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this AGREEMENT, nor will such Party undertake any such obligation during the term of this AGREEMENT.

            17.1.4. Authorizations. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this AGREEMENT, and to otherwise perform such Party's obligations under this AGREEMENT.

            17.1.5. Third-Party Claims. Except for the GENTA THIRD PARTY AGREEMENTS, neither such Party, nor any of its AFFILIATES, are a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any THIRD PARTY any right to assert any claim in or with respect to, any of such Party's or the other Party's rights under this AGREEMENT.

      17.2. GENTA Additional Representations, Warranties and Covenants. GENTA hereby represents, warrants, covenants and agrees, except as set forth in detail in Schedule 17.2 (which schedule shall clearly indicate the subsection of this Section 17.2 to which an exception is being made), as follows:

      17.2.1. Exhibit 1.25 constitutes a correct and complete list of all of the GENTA G3139 PATENT RIGHTS issued or pending in the TERRITORY as of the Effective Date. As of the Effective Date, GENTA has no reason to believe that any of the GENTA PATENT RIGHTS are likely to be held invalid. As of the Effective Date, to the best of GENTA's knowledge, the GENTA PATENT RIGHTS are in full force and not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings.

            17.2.2. To the best of GENTA's knowledge as of the Effective Date:
(i) the manufacture, use or sale of COMPOUND or PRODUCT as contemplated hereunder will not infringe any valid and enforceable PATENT RIGHTS of any THIRD PARTY, and (ii) the GENTA PATENT RIGHTS with respect to PRODUCT and COMPOUND are not currently being infringed by any THIRD PARTY.

            17.2.3. GENTA agrees to comply with and observe in all material respects its obligations under the GENTA THIRD PARTY AGREEMENTS, including, without limitation, its obligation to pay any royalties, sublicensing fees and other amounts due thereunder. GENTA agrees to promptly provide AVENTIS with copies of all correspondence relating to the GENTA THIRD PARTY AGREEMENTS which may impact AVENTIS' rights under this AGREEMENT. GENTA agrees not to terminate, amend, or otherwise modify or waive any of the terms or conditions of the GENTA THIRD PARTY AGREEMENTS in any manner that would adversely affecting AVENTIS' rights under this AGREEMENT without the prior written consent of AVENTIS.

            17.2.4. The GENTA PATENT RIGHTS that GENTA owns or purports to own are owned, as of the Effective Date, free from any material liens or restrictions, and GENTA will not suffer or permit any material liens or restrictions to be imposed on such GENTA PATENT RIGHTS without the prior written consent of AVENTIS, unless the lien holder agrees to take such GENTA PATENT RIGHTS subject to AVENTIS' rights therein.

            17.2.5. GENTA has all rights necessary under the GENTA THIRD PARTY AGREEMENTS to grant the rights and licenses granted to AVENTIS hereunder, and GENTA has not previously granted to any THIRD PARTY any rights or licenses under the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY that are inconsistent with the rights and licenses granted to AVENTIS under this AGREEMENT.

            17.2.6. As of the Effective Date, each GENTA THIRD PARTY AGREEMENT is in full force and effect in accordance with its terms. As of the Effective Date, GENTA is not in default or breach of any GENTA THIRD PARTY AGREEMENT, nor has it received any notice of any defaults, breaches or violation thereunder. To the best of GENTA's knowledge as of the Effective Date, no other party to any GENTA THIRD PARTY AGREEMENT is in default or breach of such agreement. GENTA has provided AVENTIS with copies of the GENTA THIRD PARTY AGREEMENTS, as amended (to the extent that GENTA is a party to such amendment or its rights are affected thereunder), that are true, correct and complete as of the Effective Date.

            17.2.7. To the best of GENTA's knowledge, there is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or threatened, that challenges the rights of GENTA in respect of any GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, that asserts the invalidity, misuse, unregisterability or unenforceability of any of the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, or that claims that any default exists under any license with respect to the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY to which GENTA is a party.

            17.2.8. As of the Effective Date, to the best of GENTA's knowledge, neither GENTA, nor any officer, employee or agent of GENTA, has made an untrue statement of a material fact to any REGULATORY AUTHORITY with respect to COMPOUND or PRODUCT (whether in any submission to such REGULATORY AUTHORITY or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any REGULATORY AUTHORITY with respect to COMPOUND or PRODUCT.

            17.2.9. To the best of GENTA's knowledge, GENTA and its employees, agents, clinical institutions and clinical investigators have complied with all FDA statutory and regulatory requirements with respect to PRODUCT and COMPOUND.

            17.2.10. GENTA has disclosed to AVENTIS any facts known to GENTA as of the Effective Date that GENTA reasonably believes in good faith to be material regarding: (i) preclinical and clinical study results and protocols for COMPOUND and/or PRODUCT; (ii) any communications to and from FDA with respect to COMPOUND and/or PRODUCT, including, but not limited to, IND and NDA submissions, FDA minutes of meetings and telephone conferences; (iii) FDA requests for data and studies on COMPOUND and/or PRODUCT; and (iv) adverse drug experiences and other IND safety reports with respect to COMPOUND and/or PRODUCT.

      17.3. Disclaimer of Additional Warranties. GENTA AND AVENTIS EXPRESSLY DISCLAIM ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO PRODUCT AND THE RESEARCH AND DEVELOPMENT EFFORTS RELATING THERETO), INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

      17.4. Indemnification by AVENTIS. AVENTIS shall defend GENTA, its AFFILIATES and their respective officers, directors, shareholders, employees, successors and assigns (the "GENTA Indemnified Parties") from and against, and shall indemnify and hold harmless the GENTA Indemnified Parties from and against any and all LOSSES to the extent arising out of, any CLAIMS of THIRD PARTIES alleging (i) AVENTIS' negligence or willful misconduct in exercising or performing any of its rights or obligations under this AGREEMENT or the Global Supply Agreement, (ii) a material breach by AVENTIS of any of its representations, warranties or covenants under this AGREEMENT or the Global Supply Agreement, and (iii) any activities (*).

      17.5. Indemnification by GENTA. GENTA shall defend AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS, and their respective officers, directors, shareholders, employees, successors and assigns (the "AVENTIS Indemnified Parties") from and against, and shall indemnify and hold harmless the AVENTIS Indemnified Parties from and against any and all LOSSES to the extent arising out of, any CLAIMS of THIRD PARTIES alleging (i) GENTA's negligence or willful misconduct in exercising or performing any of its rights or obligations under this AGREEMENT or the Global Supply Agreement, (ii) a material breach by GENTA of any of its representations, warranties or covenants under this AGREEMENT or the Global Supply Agreement, (iii) the manufacture, use, marketing or sale of COMPOUND or PRODUCT by GENTA following the term of this AGREEMENT, (iv) any activities (*), (v) any breach by GENTA of its obligations (including, without limitation, any payment obligations) under the GENTA THIRD PARTY AGREEMENTS.

      17.6. Procedure for Indemnification. The following provisions shall apply to all CLAIMS of THIRD PARTIES covered by Section 17.4 or Section 17.5 above:

            17.6.1. Notice. Each Party will notify promptly the other Party if it becomes aware of a CLAIM for which indemnification may be sought under
Section 17.4 or Section 17.5 above and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party regarding which indemnity may be sought pursuant to Section 17.4 or Section 17.5 above, such Party (the "Indemnified Party") shall not make any admission concerning such CLAIM, but shall promptly notify the other Party (the "Indemnifying Party") in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such CLAIM. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party against any CLAIM to the extent any admission made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of such CLAIM materially prejudices the defense of such CLAIM.

            17.6.2. Defense of Claims. If the Indemnifying Party elects to defend a CLAIM pursuant to Section 17.6.1, it shall give notice to the Indemnified Party within fifteen (15) days after the receipt of the notice from the Indemnified Party of the potential indemnifiable CLAIM which involves (and continues to involve) solely monetary damages; provided, that (a) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the CLAIM, subject to the terms, conditions and limitations of this AGREEMENT, and (b) the Indemnifying Party makes reasonably adequate provisions to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result such conditions (the "Litigation Conditions"). Subject to compliance with the Litigation Conditions, the Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. If the Litigation Conditions are not met within twenty (20) days after receipt of notice of the CLAIM, the Indemnifying Party shall be bound by any reasonable defense or settlement made by the Indemnified Party and shall reimburse the Indemnified Party for any and all LOSSES of the Indemnified Party related to the defense or settlement of the CLAIM. If the Litigation Conditions have been met, then the Indemnified Party shall not settle any CLAIM for which it is seeking indemnification without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such CLAIM that is being managed and controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a Party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

            17.6.3. Right to Counsel. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any CLAIM with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 17.6.3, in which case the Indemnifying Party shall be relieved of liability under Section 17.4 or Section 17.5, as applicable, solely for such CLAIM.

      17.7. Product Liability Claims.

            17.7.1. Other than CLAIMS for which AVENTIS is obligated to indemnify GENTA under Section 17.4 above, or for which GENTA is obligated to indemnify AVENTIS under Section 17.5 above, the Parties shall share responsibility for all LOSSES arising out of or resulting from any and all CLAIMS of THIRD PARTIES concerning PRODUCT sold in the United States by AVENTIS or its AFFILIATES or their MARKETING DISTRIBUTORS during the term of this AGREEMENT (and, if applicable, during any Trailing Period) that involve death or bodily injury to any individual, including, without limitation, any product liability actions (collectively, "U.S. Product Liability Claims") as set forth in this Section 17.7.

            17.7.2. Each Party shall give the other prompt written notice of any U.S. Product Liability Claim, but the omission of such notice shall not relieve either Party from its obligations under this Section 17.7, except to the extent the other Party can establish actual prejudice and direct damages as a result thereof. With respect to each U.S. Product Liability Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of the commencement of or assertion of such U.S. Product Liability Claim (or such lesser period of time as may be required to properly respond to such claim) which Party shall assume the lead role in the defense thereof. Should the Parties be unable to mutually agree on who shall assume the lead role in the defense of any U.S. Product Liability Claim, AVENTIS shall be entitled to assume such role, and if AVENTIS declines or fails to diligently assume such role, GENTA shall be entitled to assume such role.

            17.7.3. The Party assuming the lead role in the defense of any U.S. Product Liability Claim (the "Controlling Party") shall consult with the other Party on all material aspects of the defense, including, without limitation, settlement, of such claim, the other Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. The non-defending Party shall also have the right to participate in the defense of any U.S. Product Liability Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties' cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including, without limitation, the retention of counsel for defense of any U.S. Product Liability Claim. The Controlling Party will otherwise keep the other Party reasonably informed of the status and progress of the defense and any settlement discussions concerning each U.S. Product Liability Claim, and the Parties shall provide each other with all reasonably requested assistance and will reasonably cooperate with each other in connection therewith. Any settlement of a U.S. Product Liability Claim shall require mutual agreement of the Parties, such agreement not to be unreasonably withheld.

            17.7.4. The Parties shall share equally in all LOSSES arising out of or resulting from any U.S. Product Liability Claim. The Parties shall establish such procedures as are reasonably necessary to permit them to reconcile their actual payments for such LOSSES with their percentage share of responsibility for such LOSSES on a quarterly basis, within sixty (60) days following the end of each CALENDAR QUARTER.

            17.7.5. U.S. Product Liability Claims shall be governed exclusively by this Section 17.7 and, except in accordance with this Section 17.7, neither Party shall seek from the other Party any indemnity or other recovery on account of any such claims; provided, however, that nothing in this Section 17.7 shall limit either Party's liability to the other for damages on account of any breach by such Party of its representations, warranties, covenants or agreements under
Section 17.1 or Section 17.2 above.

      17.8. Offset of Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the indemnified person or entity; provided, however, that if, following the payment to such person or entity of any amount under this Section 17, such person or entity recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, such person or entity shall promptly pay an amount equal to the amount of such insurance proceeds (but not exceeding the amount of such indemnification payment from the indemnifying Party) to the indemnifying Party.

      17.9. Insurance. Each Party shall maintain, during the term of this AGREEMENT, Commercial General Liability Insurance, (including Products Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury) to cover its indemnification obligations under this Section 17, with minimum limits of $10 million. During the term of this AGREEMENT, each Party shall not permit such insurance to be reduced, expired or canceled without reasonable prior written notice to the other Party. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated in Section 17.8 above, a Party's liability to the other is in no way limited to the extent of the Party's insurance coverage. In the event of duplicate coverage, the insurance policy of the Party whose fault causes the need for reimbursement under an insurance policy shall be primary and the other Party's excess and non-contributing. Notwithstanding the foregoing, AVENTIS may satisfy its obligations under this
Section 17.9 through self-insurance to the same extent as required herein.

      17.10. Limitation of Liability. EXCEPT FOR ANY WILLFUL BREACH BY EITHER PARTY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER SECTION
17.1 OR SECTION 17.2 ABOVE, OR FOR DAMAGES ACTUALLY PAID BY A PARTY TO A THIRD PARTY PURSUANT TO A THIRD-PARTY CLAIM, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION,

LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

      17.11. No Guaranty of Success. Subject to each Party's express representations, warranties, covenants and agreements set forth herein, neither Party makes any guarantees to the other concerning the success or potential success of the activities contemplated under this AGREEMENT.

18. GENERAL PROVISIONS.

      18.1. Force Majeure. If the performance of any part of this AGREEMENT by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party, its AFFILIATES or their respective suppliers or contractors that could not, with the exercise of reasonable due diligence, have been avoided (a "Force Majeure"), the Party so affected shall be excused from such performance to the extent of and for so long as such Force Majeure continues, provided that the affected Party uses COMMERCIALLY REASONABLE EFFORTS to avoid or remove the causes of such Force Majeure with the utmost dispatch and to continue its performance under this AGREEMENT whenever such causes are removed. When such circumstances arise, the affected Party shall provide the other Party with prompt notice thereof and shall regularly update the other Party as to its efforts to remove the causes of such Force Majeure until full performance under this AGREEMENT has resumed. Parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution in light of any Force Majeure, and, (*), the other Party's payment obligations hereunder shall be suspended to the extent and for so long as the Force Majeure prevents such other Party from substantially receiving the benefit of its bargain hereunder.

      18.2. Governing Law and Dispute Resolution. This AGREEMENT and any disputes concerning its validity, construction, enforceability or performance shall be governed by the laws of the State of New York without reference to conflict of law principles. In the event of any dispute under this AGREEMENT, whether as to validity, construction, enforceability or performance of this AGREEMENT or any of its provisions or otherwise, both Parties shall use reasonable efforts to in good faith endeavor to settle such dispute amicably between themselves. In the event that either Party determines in good faith that the continuation of such efforts is not likely to lead to a resolution of any such dispute (except for those matters referred for resolution to the "Expert

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

Panel" pursuant to Section 18.3), the Parties shall be free to pursue any rights or remedies available to them at law, in equity or otherwise, subject to the express provisions of this AGREEMENT.

      18.3. Expert Panel. In the event of a dispute by the Parties (*) that cannot be resolved as set forth therein, either Party may by written notice to the other Party require the specific issue in dispute to be submitted to a panel of experts ("Expert Panel") in accordance with this Section 18.3. Such notice shall contain a statement of the issue forming the basis of the dispute and the position of the moving Party as to the proper resolution of that issue. Within fifteen (15) days after receipt of such notice, the responding Party shall submit to the moving Party a statement of its conception of the specific issue in question and of its position as to the proper resolution of that issue. Within twenty (20) days of the responding Party's response, each Party shall appoint to the Expert Panel an individual who has expertise in the biotechnology industry and the specific matters at issue and who is not affiliated with such Party, and give the other Party written notice thereof. Thereafter, the two (2) appointed experts shall select a third expert within fifteen (15) days after receipt from the Parties of a list of proposed experts having expertise in the biotechnology industry and the specific matters at issue. Each expert shall agree prior to his or her appointment to hear the dispute promptly and render a decision as soon as practicable thereafter. The Expert Panel shall convene in English in New York. The experts shall not amend this AGREEMENT, but shall seek to fashion a remedy consistent with the Parties' intentions set forth in this Agreement. The agreement of two (2) of the three (3) experts shall be sufficient to render a decision, and the Parties shall abide by such decision.

      18.4. Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

      18.5. Severability. In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect and the Parties will in good faith endeavor to renegotiate the terms and conditions of this AGREEMENT to resolve any inequities. If a Party seeks to avoid a provision of this AGREEMENT by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this AGREEMENT for breach in accordance with the provisions of Section 15.2 above.

----------

      18.6. Entire Agreement. This AGREEMENT, together with the Exhibits and attachments hereto and the other agreements between the Parties referred to herein, constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and supersede all previous writings and understandings with respect to such subject matter. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT. The provisions of this AGREEMENT shall supersede the provisions of the confidentiality/non-disclosure agreement previously entered into by the Parties provided that information or materials deemed "Confidential Information" under such agreement shall henceforth be treated as "Confidential Information" under this AGREEMENT.

      18.7. Notices. Any notice required or permitted under this AGREEMENT shall be sent by overnight delivery using a reputable overnight delivery service, postage pre-paid, to the following addresses of the Parties, or to such other addresses as the Parties may from time to time provide by a notice given hereunder:

      AVENTIS

      Aventis Pharmaceuticals Inc.
      Vice President, Legal Corporate Development
      200 Crossing Boulevard
      Bridgewater, New Jersey 08807-0890
      Attn: Charles D. Dalton, Esq.

      copies to:

      Morgan, Lewis & Bockius LLP
      502 Carnegie Center
      Princeton, New Jersey 08540
      Attn: Denis Segota, Esq.

      GENTA:

      Genta Incorporated
      2 Connell Drive
      Berkeley Heights, NJ 07922

      Attention: Raymond P. Warrell, Jr., M.D.
      Chairman of the Board and Chief Executive Officer

Any notice required or permitted to be given concerning this AGREEMENT shall be effective upon receipt by the Party to whom it is addressed.

      18.8. Assignment. This AGREEMENT and the rights and licenses herein shall be biding upon and inure to the benefit of the successors in interest of the respective Parties; (*).

            18.8.1. (*).

            18.8.2. (*).

            18.8.3. (*).

      18.9. No Partnership or Joint Venture. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party, except as expressly provided in this AGREEMENT. Neither Party shall have any authority to bind or obligate the other Party to this AGREEMENT for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without the other Party's

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

prior approval. For all purposes, and notwithstanding any other provision of this AGREEMENT to the contrary, each Party's legal relationship with the other under this AGREEMENT shall be that of an independent contractor, and this AGREEMENT shall not be deemed to establish a joint venture or partnership between AVENTIS and GENTA.

      18.10. No Third-Party Beneficiaries. None of the provisions of this AGREEMENT shall be for the benefit of or enforceable by any THIRD PARTY, including without limitation any creditor of either Party hereto. No such THIRD PARTY shall obtain any right under any provision of this AGREEMENT or shall by reasons of any such provision make any CLAIM in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

      18.11. Non-Solicitation. During the term of this AGREEMENT and for two (2) years thereafter, a Party may not actively solicit an employee of the other Party to leave the employment of the other Party and accept employment with the first Party. Active solicitation shall not be deemed to include general advertisement not directed specifically to any employee or class of employees of the other Party.

      18.12. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this AGREEMENT are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to injunctive relief to prevent breaches of the provisions of this AGREEMENT, and/or to enforce specifically this AGREEMENT and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

      18.13. Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and shall do all such other acts as may be necessary or appropriate, in order to carry out the purposes and intent of this AGREEMENT.

      18.14. Execution in Counterparts. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  [Remainder of this page intentionally blank]

      IN WITNESS WHEREOF, GENTA and AVENTIS, by their duly authorized officers, have executed this AGREEMENT as of the Effective Date.


                                          GENTA INCORPORATED

                                          By:
                                              ----------------------------------
                                              Name:  Raymond P. Warrell, Jr.,
                                                     M.D.
                                              Title: Chairman & Chief Executive
                                                     Officer


                                          AVENTIS PHARMACEUTICALS INC.

                                          By:
                                              ----------------------------------
                                              Name:  Gerald P. Belle
                                              Title: President and Chief
                                                     Executive Officer

                                                                    EXHIBIT 1.24

                                      G3139

USAN Name (NN-70): Oblimersen Sodium

Manufacturer: Genta Incorporated

Therapeutic Claim: Treatment of cancer and rheumatological diseases (an antisense oligonucleotide)

Chemical names:

            deoxyribose, phosphorothioate, (tct-ccc-agc-gtg-cgc-cat) [5' -> 3'] DNA, d(P-thio)(T-C-T-C-C-C-A-G-C-G-T-G-C-G-C-C-A-T)

Code Designation: G3139

Molecular Formula, acid form: C H N O P S
            172 221 62 91 17 17

Molecular Weight, acid form: 5684.59

Molecular Formula, sodium form: C H N O P S Na
            172 204 62 91 17 17 17

Molecular weight, sodium form: 6058.27

CAS Registry Number: 190977-41-4

WHO Number: 8267

Structural Formula:

The structure of the sodium-salt form of G3139 is provided on the following page. The configuration of all ribofuranosyl groups is "D".

Structure of G3139 Sodium Salt

                                [GRAPHIC OMITTED]

                                     17 Na+

                                                                    EXHIBIT 1.25

                            GENTA G3139 PATENT RIGHTS

(*)

----------

                                                                    EXHIBIT 1.47

                                PRODUCT TRADEMARK

PRODUCT TRADEMARK: GENASENSE

U.S. Application No. 76/036889, dated April 28, 2000 for "oligonucleotide pharmaceutical preparations for the treatment of cancer and rheumatological diseases." Date of publication is December 18, 2001.

                                                                   EXHIBIT 4.1.3

                       PRELIMINARY DEVELOPMENT ACTIVITIES

The attached tables constitute the clinical trials that shall be conducted by the Parties as part of the DEVELOPMENT PLAN. The DEVELOPMENT COSTS associated with such trials as of the EFFECTIVE DATE of the AGREEMENT shall be shared by the Parties pursuant to Section 4.4 (Cost Allocation).

Table 1: Current randomized multicenter trials

Indication Protocol Number                 Center                       Design
--------------------------           ------------------               ----------
         Melanoma                       Multicenter,                  Randomized
         1st-line                       multinational
          GM 301
--------------------------------------------------------------------------------
           CLL                          Multicenter,                  Randomized
         2nd-line                       multinational
          GL 303
--------------------------------------------------------------------------------
         Myeloma                        Multicenter,                  Randomized
         2nd-line                       multinational
         GMY 302
--------------------------------------------------------------------------------
Non-small cell lung cancer            U.S. Multicenter                Randomized
         2nd-line
          GN 304

                                                         EXHIBIT 4.1.3 continued

Table 2: New high-priority trials

                                             Indication                   Design
                                             ----------                   ------
Prostate (hormone-refractory)                   (*)                         (*)
Breast                                          (*)                         (*)
Non small cell lung                             (*)                         (*)
Colorectal                                      (*)                         (*)
Non-Hodgkin's lumphoma                          (*)                         (*)

(*)

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

                                                                   EXHIBIT 4.1.4

(*)

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

                                                                     EXHIBIT 7.1

                 PRELIMINARY MARKETING OBJECTIVES AND ACTIVITIES

(*)

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

                                                                     EXHIBIT 7.3

(*)

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

                                                                  EXHIBIT 10.2.2

(*)

----------

      (*) Represents language that is redacted and subject to Confidential Treatment.

                                                                   SCHEDULE 17.2

                          GENTA SCHEDULE OF EXCEPTIONS

(*)

----------

      * Represents language that is redacted and subject to Confidential Treatment.